Exhibit 10(v)-5
EXECUTION COPY
AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of November 28, 2007
among
ENERGYSOUTH, INC.
and
BAY GAS STORAGE COMPANY, LTD.,
as Borrowers,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
REGIONS BANK,
as Administrative Agent, Issuing Bank and Swingline Lender,
SUNTRUST BANK,
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

REGIONS CAPITAL MARKETS,
a Division of Regions Bank,
as Joint Lead Arranger and Sole Bookrunner,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arranger

i

SCHEDULES

Schedule 1.1-A	Applicable Margins and Applicable Percentages
Schedule 1.1-C	Commitments of Lenders
Schedule 1.1-RI	Refinanced Indebtedness
Schedule 4.1	Jurisdictions of Organization and Qualification to Transact Business
Schedule 4.14	Existing Indebtedness
Schedule 4.15	Existing Subsidiaries
Schedule 7.2	Existing Liens
Schedule 7.5	Existing Contractual Restrictions

EXHIBITS

Exhibit A-1 - Revolving Credit Note (Parent Borrower)
Exhibit A-2 - Revolving Credit Note (Subsidiary Borrower)
Exhibit A-3 - Swingline Note
Exhibit B-1 - Parent Guarantee
Exhibit B-2 - Subsidiary Guarantee
Exhibit C - Pledge Agreement
Exhibit D - Notice of Revolving Borrowing
Exhibit E - Assignment and Acceptance

AMENDED AND RESTATED
CREDIT AGREEMENT
          THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2007, by and among ENERGYSOUTH, INC., a Delaware corporation (the “Parent Borrower”), BAY GAS STORAGE COMPANY, LTD., an Alabama limited partnership (the “Subsidiary Borrower”, and together with the Parent Borrower, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), REGIONS BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”), and as swingline lender (the “Swingline Lender”), SUNTRUST BANK, in its capacity as syndication agent for the Lenders (the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., in its capacity as documentation agent for the Lenders (the “Documentation Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrowers are parties to a certain Credit Agreement dated as of August 14, 2007, by and among the Borrowers, the banks and other financial institutions parties thereto, and Regions Bank, as Administrative Agent (the “Original Credit Agreement”), pursuant to which there has been established for the Borrowers (i) an unsecured revolving credit facility of $100,000,000, (ii) a letter of credit subfacility of such revolving credit facility in the amount of $80,000,000, and (iii) a $15,000,000 swingline subfacility of such revolving credit facility (referred to herein as the “Original Credit Facilities”);
          WHEREAS, the Borrowers have requested that the Original Credit Agreement be amended and restated so as (i) to establish for the Parent Borrower, an unsecured revolving credit facility of $195,000,000, with such revolving credit facility to include a $25,000,000 letter of credit subfacility and a $15,000,000 swingline subfacility, and (ii) to continue in effect for the Subsidiary Borrower, a $55,512,329 letter of credit facility, the entire amount of which has been used to provide for the issuance of the Bay Gas LC under the Original Credit Agreement;
          WHEREAS, certain additional banks and other financial institutions have agreed to become Lenders in connection with the amendment and restatement of the Original Credit Agreement as described above;
          WHEREAS, subject to the terms and conditions of this Agreement, (i) the Lenders, the Issuing Bank, and the Swingline Lender, to the extent of their respective ESI Commitments as defined herein, are willing severally to establish the requested revolving credit facility, the letter of credit subfacility and the swingline subfacility for the benefit of the Parent Borrower, and (ii) Regions Bank, to the extent of its Bay Gas Commitment as defined herein, is willing to establish the requested letter of credit facility for the benefit of the Subsidiary Borrower;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION
           Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
           “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
          “Administrative Agent” shall have the meaning provided in the opening paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.”
          “Aggregate Bay Gas Credit Exposure” shall mean the Aggregate Bay Gas LC Exposure and all outstanding Bay Gas Revolving Loans.
          “Aggregate Bay Gas LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of the Bay Gas LC at such time, plus (ii) the aggregate amount of all LC Disbursements made under the Bay Gas LC that have not been reimbursed by or on behalf of the Subsidiary Borrower at such time.
          “Aggregate Bay Gas Commitment Amount” shall mean the amount of the Aggregate Bay Gas Commitments from time to time in effect as provided in this Agreement. On the Closing Date, the Aggregate Bay Gas Commitment Amount equals $55,512,329, as set forth on Schedule 1.1-C.
          “Aggregate Bay Gas Commitments” shall mean, collectively, the Bay Gas Commitments of the Bay Gas Lenders from time to time in effect as provided in this Agreement. On the Closing Date, the Bay Gas Commitment of the initial Bay Gas Lender is set forth on Schedule 1.1-C.
          “Aggregate Commitment Amount” shall mean the Aggregate Bay Gas Commitment Amount and the Aggregate ESI Commitment Amount.
          “Aggregate Credit Exposure” shall mean, for all Lenders, the sum of such Lenders’ Revolving Loans, LC Exposure and Swingline Exposure.

          “Aggregate ESI Commitment Amount” shall mean the amount of the Aggregate ESI Commitments from time to time in effect as provided in this Agreement. On the Closing Date, the Aggregate ESI Commitment Amount equals $195,000,000, as set forth on Schedule 1.1-C.
          “Aggregate ESI Commitments” shall mean, collectively, the ESI Commitments of all ESI Lenders from time to time in effect as provided in this Agreement. On the Closing Date, the ESI Commitments of the initial ESI Lenders are set forth on Schedule 1.1-C.
          “Aggregate ESI Credit Exposure” shall mean all outstanding ESI Revolving Loans and Swingline Loans and the Aggregate ESI LC Exposure.
          “Aggregate ESI LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding ESI LCs at such time, plus (ii) the aggregate amount of all LC Disbursements made under all ESI LCs that have not been reimbursed by or on behalf of the Parent Borrower at such time.
          “Aggregate LC Exposure” shall mean Aggregate Bay Gas LC Exposure and the Aggregate ESI LC Exposure.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, with respect to each Revolving Loan outstanding on any date, a percentage per annum designated for the applicable Type of such Revolving Loan determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule 1.1-A attached hereto; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the fifth Business Day after the date on which the Parent Borrower delivers the consolidated financial statements pursuant to Section 5.1(a), (b) or (c) and the compliance certificate pursuant to Section 5.1(d); provided further, that if at any time the Parent Borrower shall have failed to deliver such consolidated financial statements and/or such certificate when required by Section 5.1(a), (b), (c) or (d), as the case may be, the Applicable Margin shall be at Level VII as set forth on Schedule 1.1-A until such time as such consolidated financial statements and/or certificate are delivered, at which time the Applicable Margin shall be determined as provided above. From the Closing Date through the effective date of any initial change in the Applicable Margin as provided in the preceding sentence, the Applicable Margin shall be the percentage shown in Level VI on Schedule 1.1-A.
          “Applicable Percentage” shall mean, with respect to the ESI Commitment fees, the Bay Gas LC fee, or the ESI LC fee, as the case may be, as of any date, the percentage per annum designated for such fee determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule 1.1-A attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the fifth Business Day after the date on which the Parent Borrower delivers the consolidated financial statements pursuant to Section 5.1(a), (b) or (c)and the compliance certificate pursuant to Section 5.1(d); provided, further, that if at any time the Parent Borrower shall have failed to deliver such consolidated financial statements and/or such certificate when required by Section 5.1(a), (b), (c), or (d), as the case may be, the Applicable Percentage shall be at Level VII as set forth on Schedule 1.1-A until such time as such consolidated financial statements and/or certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. From the Closing Date through the effective date of any initial change in the Applicable Percentage as provided in the preceding sentence, the Applicable Percentage shall be the percentage shown in Level VI on Schedule 1.1-A.
          “Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” shall mean the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Parent Borrower or any Subsidiary to any Person other than the Parent Borrower or any wholly owned Subsidiary of the Parent Borrower, of (i) any outstanding Capital Stock of any Subsidiary, or (ii) any other assets of the Parent Borrower or any Subsidiary (other than inventory, obsolete, worn out or surplus fixed assets, scrap, and Permitted Investments, in each case disposed of in the ordinary course of business), except sales, transfers or other dispositions for fair market value of any assets to the extent that both the book value of such assets and the total value of the consideration received in respect of such assets are less than (x) $1,000,000 in any one transaction or series of related transactions, and (y) $10,000,000 in the aggregate for all such transactions.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.
          “Base Rate” shall mean the higher of (i)  the Federal Funds Rate as in effect from time to time plus one-half of one percent (0.50%), and (ii) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

          “Bay Gas Availability Period” shall mean the period from the Closing Date to the Bay Gas Commitment Termination Date.
          “Bay Gas Bonds” shall mean the $55,000,000 The Industrial Development Authority of Washington County Industrial Development Revenue Bonds (Bay Gas Storage Company, Ltd. Project), Series 2007, issued pursuant to the Bay Gas 2007 Indenture.
          “Bay Gas Commitment” shall mean, with respect to each Bay Gas Lender, the obligation of such Bay Gas Lender to purchase participation interests in the Bay Gas Letter of Credit and to make Bay Gas Revolving Loans to the Subsidiary Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Bay Gas Lender on Schedule 1.1-C, or in the case of a Person becoming a Bay Gas Lender after the Closing Date, the amount of the assigned “Bay Gas Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the case may be, in each case as the same may be changed pursuant to the terms hereof.
          “Bay Gas Commitment Termination Date” shall mean the earliest of (i) November 28, 2012, and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Bay Gas Credit Exposure” shall mean, for any Bay Gas Lender, the sum of such Bay Gas Lender’s Bay Gas LC Exposure and Bay Gas Revolving Loans.
          “Bay Gas Credit Facility” shall mean the credit facility established for the Subsidiary Borrower as described in Section 2.1(b).
          “Bay Gas LC” shall mean the Irrevocable Letter of Credit dated as of August 18, 2007, issued by the Issuing Bank pursuant to Section 2.23 of the Original Credit Agreement for the account of the Subsidiary Borrower in support of the Bay Gas Bonds.
          “Bay Gas LC Borrowing” shall mean a Borrowing made under the Bay Gas Credit Facility by the Subsidiary Borrower pursuant to Section 2.2(b), the proceeds of which Borrowing are to be used for reimbursement of LC Disbursements with respect of amounts drawn under the Bay Gas LC.
          “Bay Gas LC Exposure” shall mean, with respect to any Bay Gas Lender at any time, such Bay Gas Lender’s applicable Pro Rata Share at such time of the Aggregate Bay Gas LC Exposure.
          “Bay Gas LC Fees” shall mean the fees payable with respect to the Bay Gas LC from time to time outstanding as provided in Section 2.14(c).
          “Bay Gas Lenders” shall mean, collectively, each Lender having in effect at any time a Bay Gas Commitment or having any Bay Gas Credit Exposure.
          “Bay Gas Loan Agreement” shall mean the Loan Agreement dated as of August 1, 2007, between The Industrial Development Authority of Washington County and the

Subsidiary Borrower, pursuant to which the proceeds of the Bay Gas Bonds are loaned to the Subsidiary Borrower.
          “Bay Gas Revolving Credit Note” shall mean a promissory note of the Subsidiary Borrower payable to the order of a Bay Gas Lender in substantially the form of Exhibit A-2.
          “Bay Gas Revolving Loan” shall mean a Loan made by a Bay Gas Lender to the Subsidiary Borrower under such Bay Gas Lender’s Bay Gas Commitment pursuant to Section 2.2(b), which may be made as a Base Rate Loan or a Eurodollar Loan.
          “Bay Gas Supplemental LC Agreement” shall mean the Supplemental Letter of Credit Agreement dated as of August 1, 2007, between the Subsidiary Borrower and the Issuing Bank, entered into in connection with the issuance of the Bay Gas LC.
          “Bay Gas 2000 Indenture” shall mean the Trust Indenture and Security Agreement dated as of December 1, 2000, between the Subsidiary Borrower and Regions Bank, Trustee, pursuant to which the Subsidiary Borrower has issued certain Senior Secured Notes.
          “Bay Gas 2007 Indenture” shall mean the Trust Indenture dated as of August 1, 2007, between The Industrial Development Authority of Washington County and Regions Bank, Trustee, pursuant to which the Bay Gas Bonds have been issued.
          “Borrowers” shall mean, collectively, the Parent Borrower and the Subsidiary Borrower, and “Borrower” shall mean either one of such Persons.
          “Borrowing” shall mean a borrowing consisting of (i) Revolving Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
          “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Parent Borrower, any of its Subsidiaries, or any Person in which the Parent Borrower or any Subsidiary has made or is making any investment, whether common or preferred.

          “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Parent Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of more than 25% of the outstanding shares of the voting stock of the Parent Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (x) nominated by the current board of directors or (y) appointed by directors so nominated.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.20(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
          “Closing Date” shall mean November 28, 2007, so long as the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied as of such date or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean, collectively, all property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Security Documents.
          “Commitment” shall mean a Revolving Commitment, an LC Commitment, or a Swingline Commitment (as the context shall permit or require).
          “Consolidated Adjusted Stockholders’ Equity” shall mean, as of any date, the total stockholders’ equity of the Parent Borrower and its Subsidiaries as at such date, plus the minority interest in Subsidiaries (excluding MHAC LLC and MH LLC) of the Parent Borrower as at such date, in each case as determined in accordance with GAAP.
          “Consolidated EBITDA” shall mean, for the Parent Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus

(b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) other non-cash charges reasonably acceptable to the Administrative Agent (including non-cash charges arising from natural gas hedging arrangements entered into by or for the account of the Subsidiary Borrower or EnergySouth Services, Inc.), in each case determined on a consolidated basis in accordance with GAAP for such period, but excluding from all of the foregoing items attributable to MHAC LLC and MH LLC a pro rata portion thereof equal to the percentage of equity interests in MHAC LLC and MH LLC not owned or held, directly or indirectly, by the Parent Borrowers or its wholly owned Subsidiaries.
          “Consolidated Interest Expense” shall mean, for the Parent Borrower and its Subsidiaries for any period, an amount equal to the sum (without duplication) of (i) total cash interest expense, including without limitation, the interest component of any payments in respect of Capital Lease Obligations, whether capitalized or expensed during such period (whether or not actually paid during such period), (ii) fees and commissions payable in respect of letters of credit, (iii) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period, and (iv) the net amount payable (or minus the net amount receivable) under interest rate Hedging Transactions during such period (whether or not actually paid or received during such period), in each case determined on a consolidated basis in accordance with GAAP for such period, but excluding from all of the foregoing items attributable to MHAC LLC and MH LLC a pro rata portion thereof equal to the percentage of equity interests in MHAC LLC and MH LLC not owned or held, directly or indirectly, by the Parent Borrowers or its wholly owned Subsidiaries.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent Borrower and its Subsidiaries for such period, but excluding therefrom (to the extent otherwise included therein) (i) any income or losses from discontinued operations, (ii) any extraordinary gains or losses, (iii) any gains attributable to write-ups of assets, (iv) any equity interest of the Parent Borrower and its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Parent Borrower or any Subsidiary, and (vi) one-time start-up costs for the operations of Mississippi Hub up to an aggregate amount not to exceed $1,000,000, in each case determined on a consolidated basis in accordance with GAAP for such period, but excluding from all of the foregoing items attributable to MHAC LLC and MH LLC a pro rata portion thereof equal to the percentage of equity interests in MHAC LLC and MH LLC not owned or held, directly or indirectly, by the Parent Borrowers or its wholly owned Subsidiaries.
          “Consolidated Total Funded Debt” shall mean, as of any date of determination, without duplication and on a consolidated basis, all Indebtedness (other than obligations under Hedging Transactions) of the Parent Borrower and its Subsidiaries as of such date, including all Loans and the Aggregate LC Exposure outstanding as of such date, but (i) excluding from any such Indebtedness of MHAC LLC and MH LLC (so long as such Indebtedness is not Guaranteed by, or otherwise with recourse to, the Parent Borrower or any other Subsidiaries of the Parent Borrower) a pro rata portion thereof equal to the percentage of equity interests in MHAC LLC and MH LLC not owned or held, directly or indirectly, by the Parent Borrower or its wholly owned Subsidiaries, and (ii) net of the amount of cash and cash equivalents held at such time in the construction fund trust account established pursuant to the Bay Gas 2007 Indenture (with respect to the Indebtedness of the Subsidiary Borrower) and net of such pro rata portion of any cash and cash equivalents held at such time in a restricted account established with respect to any such Indebtedness of MHAC LLC and MH LLC.
          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.
          “Debt Issuance” shall mean the issuance by the Parent Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.1(a) through (h).
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning provided in Section 2.13(c).
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Parent Borrower (such approval by the Parent Borrower not to be unreasonably withheld, conditioned or delayed). If the consent of the Parent Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 10.4), the Parent Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Parent Borrower, unless such consent is expressly denied in writing by the Parent Borrower prior to such fifth Business Day.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Issuance” shall mean any issuance by the Parent Borrower or any Subsidiary or Affiliate to any Person of its Capital Stock, other than (i) any issuance of Capital Stock pursuant to the exercise of options or warrants, (ii) any issuance of Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (iii) any issuance by the Parent Borrower of Capital Stock to the Parent Borrower’s directors, management or employees consistent with the Parent Borrower’s past practices or with an incentive compensation plan approved by the stockholders of the Parent Borrower.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “ESI Availability Period” shall mean the period from the Closing Date to the ESI Commitment Termination Date.

          “ESI Borrowing” shall mean a Borrowing made under the ESI Credit Facility by the Parent Borrower pursuant to Section 2.2(a).
          “ESI Commitment” shall mean, with respect to each ESI Lender, the obligation of such ESI Lender to make ESI Revolving Loans to the Parent Borrower and to participate in ESI LCs and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such ESI Lender on Schedule 1.1-C, or in the case of a Person becoming an ESI Lender after the Closing Date, the amount of the assigned “ESI Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the case may be, in each case as the same may be changed pursuant to the terms hereof.
          “ESI Commitment Termination Date” shall mean the earliest of (i) November 26, 2008, (ii) the date on which the ESI Commitments are terminated pursuant to Section 2.8, and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “ESI Credit Exposure” shall mean, for any ESI Lender, the sum of such ESI Lender’s ESI Revolving Loans, ESI LC Exposure, and Swingline Exposure.
          “ESI Credit Facility” shall mean the credit facility established for the Parent Borrower as described in Section 2.1(a).
          “ESI LC” shall mean any Letter of Credit issued for the account of the Parent Borrower pursuant to the ESI LC Commitment.
          “ESI LC Commitment” shall mean the portion of the Aggregate ESI Commitments that may be used for the issuance of Letters of Credit. On the Closing Date, the ESI LC Commitment equals $25,000,000.
          “ESI LC Exposure” shall mean, with respect to any ESI Lender at any time, such ESI Lender’s applicable Pro Rata Share at such time of the Aggregate ESI LC Exposure.
          “ESI LC Fees” shall mean the fees payable with respect to any ESI LCs from time to time outstanding as provided in Section 2.14(c).
          “ESI Lenders” shall mean, collectively, each Lender having in effect at any time an ESI Commitment or having any ESI Credit Exposure.
          “ESI Revolving Credit Note” shall mean a promissory note of the Parent Borrower payable to the order of an ESI Lender in substantially the form of Exhibit A-1.
          “ESI Revolving Loan” shall mean a Loan made by an ESI Lender (other than the Swingline Lender) to the Parent Borrower under such ESI Lender’s ESI Commitment, which may be made as a Base Rate Loan or a Eurodollar Loan.
          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Event of Default” shall have the meaning provided in Article VIII.
          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fiscal Year” shall mean a fiscal year of the Parent Borrower and its Subsidiaries; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refers to the Fiscal Year of the Parent Borrower ending during such calendar year.
          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantors” shall mean, collectively, EnergySouth Midstream, Inc., EnergySouth Services, Inc., MGS Marketing Services, Inc., and each other Subsidiary of the Parent Borrower (but excluding the Subsidiary Borrower, Mobile Gas Service Corporation, Southern Gas Transmission Company, MH LLC, and MHAC LLC).
          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

          “Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between such Person and any Lender or Affiliate of any Lender that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 7.1(i), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clauses (viii) through (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities, and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining Indebtedness under clause (xi), the Hedging Obligations shall be the Net-Mark-to-Market Exposure of such Person at such time in respect of the Hedging Transactions giving rise to such Hedging Obligations.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Interest Coverage Ratio” shall mean, as of the last day of each fiscal quarter of the Parent Borrower, the ratio of (i) Consolidated EBITDA for the four fiscal quarter period ending on such date, to (ii) Consolidated Interest Expense for such four fiscal quarter period; provided, however, that for the first 12 full calendar months following the Closing Date, such ratio shall be calculated at the end of each calendar month for the twelve calendar month period ending at the end of such calendar month.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, a period of one, two, three or six months, in each case as selected by the Parent Borrower as provided in Article II, provided, that:
       (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another

Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
       (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
       (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
       (iv) no Interest Period for any Borrowing may extend beyond the ESI Commitment Termination Date or Bay Gas Commitment Termination Date, as applicable to such Borrowing.
          “Issuing Bank” shall mean Regions Bank in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.
          “LC Commitments” shall mean, collectively, the Bay Gas LC Commitments and the ESI LC Commitments.
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a draw made under a Letter of Credit.
          “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit, including without limitation, the Bay Gas Supplemental LC Agreement.
          “LC Exposure” shall mean, with respect to any Lender, the sum of such Lender’s applicable Pro Rata Share of the Aggregate ESI LC Exposure and the Aggregate Bay Gas LC Exposure at such time.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, unless the context otherwise requires, the Swingline Lender. Each Lender may be an ESI Lender or a Bay Gas Lender or both, as provided herein.
          “Letter of Credit” shall mean any direct pay, standby or trade letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Subsidiary Borrower (in the case of the Bay Gas LC) or the Parent Borrower (in the case of the ESI LCs) pursuant to Section 2.23. Letters of Credit shall be either ESI LCs or the Bay Gas LC.
          “Leverage Ratio” shall mean, as of the last day of each fiscal quarter of the Parent Borrower, the ratio of (i) Consolidated Total Funded Debt as of such date, to (ii) Consolidated EBITDA measured for the four fiscal quarter period ending on such date; provided, however, that for the first 12 full calendar months following the Closing Date, such ratio shall be calculated at the end of each calendar month for the twelve month period ending at the end of such calendar month.
          “LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Revolving Loan, the offered rate per annum for deposits in Dollars in the London interbank market for a period equal to such Interest Period appearing on Reuters Screen LIBOR 01 Page (or any successor Page displaying such rates) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or, if such Reuters Page is unavailable for any reason at such time, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Revolving Loan of the Administrative Agent.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the LC Documents (other than the Letters of Credit), all Notices of Borrowings, all Notices of Conversion/Continuation, all Notices of LC Issuances, and any and all other instruments, agreements, documents and writings securing or guaranteeing, or otherwise executed in connection with, any of the foregoing.
          “Loan Parties” shall mean, collectively, the Parent Borrower (as a Borrower and as the guarantor under the Parent Guarantee), the Subsidiary Borrower, and the Guarantors.
          “Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, condition (financial or other), assets, liabilities (actual or contingent) or prospects of the Parent Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under any of the Loan Documents, or (iv) the legality, validity or enforceability of any of the Loan Documents.

          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of one or more of the Borrowers and their Subsidiaries, individually or in an aggregate principal amount, exceeding $5,000,000.
          “MH LLC” shall mean Mississippi Hub, LLC, a Mississippi limited liability company, its successors and assigns (including, without limitation, as the surviving Person in any merger transaction with MHAC, LLC).
          “MHAC LLC” shall mean Mississippi Hub Acquisition Company, LLC, a Delaware limited liability company, together with its successors and assigns (including, without limitation, MH LLC as the surviving Person in any merger transaction with MHAC LLC).
          “Mississippi Hub” shall mean the underground salt dome caverns and related facilities for storage of natural gas, the related real property and related interests in Simpson and Jefferson Davis Counties, Mississippi, owned or otherwise held by MH LLC and its Affiliates.
          “Mississippi Hub Acquisition” shall mean the acquisition by MHAC LLC of all issued and outstanding membership interests in MH LLC, and certain property and related rights in Simpson County, Mississippi, pursuant to the Mississippi Hub Acquisition Documents.
          “Mississippi Hub Acquisition Documents” shall mean, collectively, the Mississippi Hub LLC Agreement, the Membership Interest Purchase Agreement among Theo B. Bean, Jr., Theo B. Bean, Jr., as Trustee for the Theo B. Bean, Jr. Family Trust, and MHAC LLC, and the Purchase and Sale Agreement between Bri-Marsh, L.L.C. and MHAC LLC, each dated as of October 31, 2007, and the Agreement for the Construction and Operation of the Mississippi Hub Storage Facility between MH LLC and EnergySouth Midstream, Inc., to be dated on or about the Closing Date.
          “Mississippi Hub LLC Agreement” shall mean the Limited Liability Company Agreement of Mississippi Hub Acquisition Company, LLC, dated as of October 31, 2007, among MHAC LLC, DB PEV GAS, LLC, and EnergySouth Midstream, Inc.
          “Mobile Gas” shall mean Mobile Gas Service Corporation, an Alabama corporation, its successors and permitted assigns.
          “Mobile Gas Indenture” shall mean the Indenture of Mortgage dated as of December 1, 1941, from Mobile Gas to The First National Bank of Mobile, Trustee.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall have the meaning provided in Section 4001(a)(3) of ERISA.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the

Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
               “Net Proceeds” shall mean:
               (a) with respect to any Asset Sale, (i) the cash proceeds received by the Parent Borrower and any of its Subsidiaries in respect of such Asset Sale, including any cash received in respect of any non-cash proceeds, but only as and when received, in each case net of (ii) the sum of (A) all reasonable and customary fees and out-of-pocket expenses paid by the Parent Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such Asset Sale, (B) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and its Subsidiaries as a consequence thereof, (C) the amount of all payments required to be made by the Parent Borrower and its Subsidiaries to repay Indebtedness (other than the Loans) secured by a Lien thereon permitted by Section 7.2 as a result of such Asset Sale, and (D) the amount of any reserves established by the Parent Borrower and its Subsidiaries in accordance with GAAP to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such Asset Sale, provided that, at such time or times as such contingent liabilities cease to exist, in whole or in part, or the Parent Borrower or such Subsidiary is otherwise required or permitted, in accordance with GAAP, to release such reserves, in whole or in part, the amount of such reserves affected by such cessation or release shall constitute Net Proceeds at such time; and
               (b) with respect to any Debt Issuance or Equity Issuance, the cash proceeds received by the Parent Borrower and any of its Subsidiaries in respect of such Debt Issuance or Equity Issuance, including any cash received in respect of any non-cash proceeds, but only as and when received, in each case net of actual costs and expenses incurred in connection with such issuance, including without limitation, legal, accounting and investment banking fees, discounts, consultant and advisory fees, and sales commissions.
               “Notes” shall mean, collectively, the respective Revolving Credit Notes and the Swingline Note.
               “Notices of Borrowings” shall mean, collectively, the respective Notices of Revolving Borrowings and the Notices of Swingline Borrowings.
               “Notices of Conversion/Continuation” shall mean, collectively, the respective notices given to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowings as provided in Section 2.7(b) hereof.
               “Notices of LC Issuance” shall mean, collectively, the notices given to the Issuing Bank and the Administrative Agent in respect of the issuances of ESI LCs as provided in Section 2.23(b) hereof.
               “Notices of Revolving Borrowings” shall mean, collectively, the notices of Revolving Borrowings given pursuant to Section 2.3.

               “Notices of Swingline Borrowings” shall mean, collectively, the notices of Swingline Borrowings given pursuant to the Swingline Commitment as set forth in Section 2.5.
               “Obligations” shall mean all amounts owing by any of the Loan Parties to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations and Treasury Management Obligations owing to any Lender or any of such Lender’s Affiliates, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.
               “Off-Balance Sheet Liabilities” of any Person shall mean (i) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (ii) any liability of such Person under any so-called “synthetic” lease transaction, and (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
               “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
               “Parent Borrower” shall have the meaning provided in the first paragraph of this Agreement.
               “Parent Guarantee” shall mean the Amended and Restated Parent Guarantee, substantially in the form of Exhibit B-1, dated as of the Closing Date and made by the Parent Borrower for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders.
               “Participant” shall have the meaning provided in Section 10.4(d).
               “Payment Office” shall mean the office of the Administrative Agent located at 3050 Peachtree Road NE, Suite 400, Atlanta, Georgia 30305, or such other location as to which the Administrative Agent shall have given written notice to the Parent Borrower and the other Lenders.
               “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

          “Permitted Encumbrances” shall mean
     (i) Liens imposed by law for taxes or special assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, bonds for release of attachments or for stay of execution or injunction and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and
     (vi) easements, zoning restrictions, rights-of-way, covenants, restrictions, and other encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Borrower and its Subsidiaries taken as a whole;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with,

and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
                (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
                (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
                “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
               “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
               “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date made by the Loan Parties in favor of the Administrative Agent, for the benefit of the Lenders and the Issuing Bank, pursuant to which there shall be pledged to the Administrative Agent as collateral for the Obligations certain shares, limited liability company interests, partnership interests and related rights and interests owned or held by the Loan Parties.
               “Pro Rata Share” shall mean, (i) at any time with respect to the ESI Commitment of any ESI Lender, a percentage, the numerator of which shall be such ESI Lender’s ESI Commitment at such time (or if the ESI Commitments have terminated or expired, or the ESI Revolving Loans have been declared to be due and payable, such ESI Lender’s ESI Credit Exposure), and the denominator of which shall be the total of such ESI Commitments of all ESI Lenders (or if such ESI Commitments have terminated or expired, or the ESI Revolving Loans have been declared to be due and payable, the total ESI Credit Exposure of all ESI Lenders), and (ii) at any time with respect to the Bay Gas Commitment of any Bay Gas Lender, a percentage, the numerator of which shall be such Bay Gas Lender’s Bay Gas Commitment at such time (of if the Bay Gas Commitments have terminated or expired, or the Bay Gas Revolving Loans have been declared to be due and payable, such Bay Gas Lender’s Bay Gas Credit Exposure), and the denominator of which shall be the total of such Bay Gas Commitments of all Bay Gas Lenders (or if such Bay Gas Commitments have terminated or expired, or the Bay Gas Loans have been declared to be due and payable, the total Bay Gas Credit Exposure of all Bay Gas Lenders).
               “Refinanced Indebtedness” shall mean the Indebtedness being refinanced or replaced with the proceeds of the Loans to be funded on the Closing Date, all as more particularly described on Schedule 1.1-RI hereto.
               “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

               “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
               “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
               “Required Lenders” shall mean, at any time, Lenders holding at least 66 2/3% of the Aggregate Commitment Amount at such time or, if all Commitments have terminated or expired, Lenders holding at least 66 2/3% of the Aggregate Credit Exposure at such time.
               “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, all rules, regulations, orders, tariffs, and rulings of the Alabama Public Service Commission applicable to Mobile Gas, the Parent Borrower, or any of its other Subsidiaries.
               “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Parent Borrower or such other representative of the Parent Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Parent Borrower.
               “Restricted Payment” shall have the meaning set forth in Section 7.5.
               “Revolving Borrowing” shall mean a Borrowing of ESI Revolving Loans or Bay Gas Revolving Loans, as the case may be.
               “Revolving Credit Note” shall mean an ESI Revolving Note or a Bay Gas Revolving Credit Note, as the case may be.
               “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Parent Borrower or the Subsidiary Borrower, severally, under such Lender’s ESI Commitment or Bay Gas Commitment, as the case may be, which may be made as a Base Rate Loan or a Eurodollar Loan. A Revolving Loan shall be an “ESI Revolving Loan” if made by an ESI Lender pursuant to its ESI Commitment, and shall be a “Bay Gas Revolving Loan” if made by a Bay Gas Lender as part of a Bay Gas LC Borrowing.
               “S&P” shall mean Standard & Poor’s.
               “Security Documents” shall mean, collectively, the Parent Guarantee, the Subsidiary Guarantee, the Pledge Agreement, and each other collateral or other security document given by any Loan Party guaranteeing or otherwise securing any of the Obligations, or delivered pursuant to the requirements of the foregoing Security Documents.
               “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent Borrower.
               “Subsidiary Borrower” shall have the meaning provided in the first paragraph of this Agreement.
               “Subsidiary Guarantee” shall mean the Subsidiary Guarantee, substantially in the form of Exhibit B-2, dated as of the Closing Date and made by EnergySouth Midstream, Inc., EnergySouth Services, Inc. and MGS Marketing Services, Inc. for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, together with any Subsidiary Guarantee Supplement that may be executed and delivered pursuant to the terms of such Subsidiary Guarantee.
               “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $15,000,000.
               “Swingline Exposure” shall mean, with respect to each ESI Lender, the principal amount of the Swingline Loans in which such ESI Lender is obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such ESI Lender’s applicable Pro Rata Share of all outstanding Swingline Loans.
               “Swingline Lender” shall mean Regions Bank or any other ESI Lender approved by the Administrative Agent that may agree to make Swingline Loans hereunder.
               “Swingline Loan” shall mean a loan made to the Parent Borrower under the ESI Commitments by the Swingline Lender under its Swingline Commitment.
               “Swingline Note” shall mean the promissory note of the Parent Borrower payable to the order of a requesting Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit A-3.
               “Swingline Termination Date” shall mean the date that is five (5) Business Days prior to the ESI Commitment Termination Date.

               “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
               “Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
               “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
               “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Swingloan Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Eurodollar Revolving Borrowing”).
          Section 1.3. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Parent Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Parent Borrower delivered pursuant to Section 5.1(a); provided, that if the Parent Borrower notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent Borrower and the Required Lenders.
          Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Central time unless otherwise indicated.
ARTICLE II
AMOUNTS AND TERMS OF THE CREDIT FACILITIES
           Section 2.1. Credit Facilities.
               (a) ESI Credit Facility. Subject to and upon the terms and conditions herein set forth, the ESI Lenders hereby establish in favor of the Parent Borrower a revolving credit facility pursuant to which (i) the ESI Lenders severally agree (to the extent of each such ESI Lender’s respective ESI Commitment) to make Revolving Loans to the Parent Borrower, in an aggregate amount outstanding at any time not to exceed the Aggregate ESI Commitment Amount in effect at such time, (ii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iii) the Issuing Bank agrees to issue ESI LCs in accordance with Section 2.23, and (iv) the ESI Lenders severally agree to purchase participation interests in the ESI LCs and the Swingline Loans pursuant to the terms and conditions hereof.
               (b) Bay Gas Credit Facility. Subject to and upon the terms and conditions herein set forth, the Bay Gas Lenders hereby establish in favor of the Subsidiary Borrower a credit facility pursuant to which (i) the Issuing Bank agrees to issue the Bay Gas LC in accordance with Section 2.23, (ii) the Bay Gas Lenders severally agree to purchase participation interests in the Bay Gas LC pursuant to the terms and conditions hereof, and (iii) the Bay Gas Lenders severally agree to make Revolving Loans to the Subsidiary Borrower as part of a Bay Gas LC Borrowing in an aggregate amount outstanding at any time not to exceed the Aggregate Bay Gas Commitment Amount in effect at such time, all in accordance with Section 2.2 and 2.23.
           Section 2.2. Revolving Loans.
               (a) ESI Revolving Loans. Subject to the terms and conditions set forth herein, including, but not limited to, Sections 3.1 and 3.2, each ESI Lender severally agrees to make, ratably in proportion to its applicable Pro Rata Share (in respect of the ESI Commitments), from time to time at the Parent Borrower’s request during the ESI Availability Period, and as provided in Section 2.23(d), ESI Revolving Loans to the Parent Borrower in an aggregate principal amount outstanding at any time not to exceed the Aggregate ESI Commitment Amount in effect at such time; provided, however, that at no time shall any ESI Lender be required to make any ESI Loans to the Parent Borrower if, after giving effect thereto (x) such ESI Lender’s ESI Credit Exposure would exceed its ESI Commitment then in effect, or (y) the sum of all outstanding ESI Revolving Loans, Swingline Loans and the Aggregate ESI LC Exposure of all ESI Lenders would exceed the Aggregate ESI Commitment Amount then in effect. During the ESI Availability Period, the Parent Borrower shall be entitled to borrow, prepay and reborrow ESI Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Parent Borrower may not borrow or reborrow should there exist a Default or Event of Default or should any other condition set forth in Section 3.2 not be satisfied at such time.
               (b) Bay Gas Revolving Loans. Subject to the terms and conditions set forth herein, including, but not limited, Section 3.1 and 3.2, each Bay Gas Lender severally agrees to make, pursuant to its Bay Gas Commitment, from time to time at the request of the Parent Borrower on behalf of the Subsidiary Borrower, during the Bay Gas Availability Period, and as provided in Section 2.23(d), Bay Gas Revolving Loans to the Subsidiary Borrower as part of a Bay Gas LC Borrowing in an aggregate principal amount outstanding at any time not to exceed the amount of the Aggregate Bay Gas Commitment Amount in effect at such time; provided, however, that at no time shall any Bay Gas Lender be required to make any Bay Gas Revolving Loans to the Subsidiary Borrower if, after giving effect thereto, such Bay Gas Lender’s Bay Gas Credit Exposure would exceed its Bay Gas Commitment then in effect. During the Bay Gas Availability Period, the Subsidiary Borrower shall be entitled to borrow, prepay and reborrow Bay Gas Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Subsidiary Borrower may not borrow or reborrow should there exist a Default or Event of Default or should any other conditions set forth in Section 3.2 not be satisfied at such time.
           Section 2.3. Procedure for Revolving Borrowings. The Parent Borrower, acting for itself in respect of Revolving Loans to be made as ESI Borrowings, or acting on behalf of the Subsidiary Borrower as provided in Section 10.13 in respect of Revolving Loans to be made as part of a Bay Gas LC Borrowing, shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit D attached hereto (a “Notice of Revolving Borrowing”). The Notice of Revolving Borrowing in respect of Bay Gas LC Borrowings shall be given in accordance with the requirements of Section 2.23. Each other Notice of Revolving Borrowing shall be given (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) whether such Borrowing is being made by the Parent Borrower or by the Subsidiary Borrower, (ii) the aggregate principal amount of such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) the Type of such Revolving Loan comprising such Borrowing, and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Parent Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5 or Loans made pursuant to Section 2.23(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed ten, for Borrowings by the Parent Borrower, or one, for Borrowings by the Subsidiary Borrower. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
           Section 2.4. Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Parent Borrower, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect, and (ii) the difference between the Aggregate ESI Commitment Amount then in effect and the sum of the ESI Credit Exposure of all ESI Lenders at such time; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Parent Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
           Section 2.5. Procedure for Swingline Borrowings.
               (a) The Parent Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (a “Notice of Swingline Borrowing”) prior to 11:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Parent Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the rate specified in Section 2.13(b) hereof. The aggregate principal amount of each Swingline Loan shall be not less than $250,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Parent Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Parent Borrower in Dollars in immediately available funds at the account specified by the Parent Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.
               (b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Parent Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the ESI Lenders (including the Swingline Lender) to make ESI Revolving Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each ESI Lender will make the proceeds of its ESI Revolving Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
               (c) If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each ESI Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its applicable Pro Rata Share (in respect of the ESI Commitments) thereof on the date that such Borrowing should have occurred. On the date of such required purchase, each ESI Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
               (d) Each ESI Lender’s obligation to make an ESI Revolving Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such ESI Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s ESI Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any ESI Lender, the Swingline Lender shall be entitled to recover such amount on demand from such ESI Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand, and (ii) at the Base Rate at all times thereafter. Until such time as such ESI Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such ESI Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such ESI Lender’s participation interest in such Swingline Loans that such ESI Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
           Section 2.6. Funding of Borrowings.
               (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds to the Administrative Agent at the Payment Office by 11:00 a.m. (in the case of a Eurodollar Borrowing) or by 1:00 p.m. (in the case of a Base Rate Borrowing); provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the applicable Borrower(s) with the Administrative Agent or at the Parent Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Parent Borrower to the Administrative Agent.
               (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Eurodollar Borrowing, or prior to 12:00 noon on the date of a Base Rate Borrowing, in either case in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower(s) on such date a corresponding amount. If such corresponding amount is not in fact made available to the

Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Parent Borrower, and the applicable Borrower(s) shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its applicable Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
               (c) All Borrowings shall be made by the Lenders on the basis of their respective applicable Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
           Section 2.7. Interest Elections.
               (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the applicable Borrower(s) may elect to convert each Revolving Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower(s) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. The foregoing provisions and the remainder of this Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.
               (b) To make an election pursuant to this Section, the Parent Borrower, acting for itself in respect of ESI Revolving Loans to be made to it, or acting on behalf of the Subsidiary Borrower as provided in Section 10.13 in respect of Bay Gas Revolving Loans to be made as a part of any Bay Gas LC Borrowings, shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3, as applicable.
               (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Parent Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the applicable Borrower(s) shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
               (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
           Section 2.8. Optional Reduction and Termination of Commitments.
               (a) Unless previously terminated, (i) all ESI Commitments (including the ESI LC Commitment) shall terminate on the ESI Commitment Termination Date, except that the Swingline Commitment shall terminate on the Swingline Termination Date, and (ii) all Bay Gas Commitments (including the Bay Gas LC Commitment) shall terminate on the Bay Gas Commitment Termination Date.
               (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Parent Borrower, acting for itself in respect of the ESI Commitments, may reduce the Aggregate ESI Commitments in part or terminate the Aggregate ESI Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the ESI Commitment of each ESI Lender, (ii) any partial reduction pursuant to this Section 2.8(b) shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate ESI Commitments to an amount less than the outstanding ESI Credit Exposures of all ESI Lenders. Any such reduction in the Aggregate ESI Commitments to an amount less than $100,000,000 shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment.
               (c) Upon at least three (3) Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Parent Borrower, acting on behalf of the Subsidiary Borrower as provided in Section 10.13 in respect of the Bay Gas Commitments, may reduce the Aggregate Bay Gas

Commitments in part or terminate the Aggregate Bay Gas Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Bay Gas Commitment of each Bay Gas Lender, (ii) any partial reduction pursuant to this Section 2.8(c) shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Bay Gas Commitments to an amount less than the outstanding Bay Gas Credit Exposure of all Bay Gas Lenders.
           Section 2.9. Repayment of Loans and Outstanding LC Disbursements.
               (a) The Parent Borrower unconditionally and severally promises to pay in full to the ESI Lenders the outstanding principal amount of all ESI Revolving Loans and all outstanding LC Disbursements in respect of ESI LCs (together with accrued and unpaid interest thereon as provided herein) on the ESI Commitment Termination Date.
               (b) The Subsidiary Borrower unconditionally and severally promises to pay in full to the Bay Gas Lenders the outstanding principal amount of all Bay Gas Revolving Loans made as part of any Bay Gas LC Borrowings and all outstanding LC Disbursements in respect of the Bay Gas LC (together with accrued and unpaid interest thereon as provided herein) on the Bay Gas Commitment Termination Date. For avoidance of doubt, the right of the Subsidiary Borrower to borrow Bay Gas Revolving Loans under this Agreement is limited to the right to request Bay Gas LC Borrowings in connection with the Bay Gas LC, and the repayment obligations of the Subsidiary Borrower under this Agreement with respect to such Bay Gas Revolving Loans are several obligations, and not joint and several obligations, with the Parent Borrower, and are limited to repayment obligations solely in respect of such Bay Gas LC Borrowings.
               (c) The Parent Borrower unconditionally promises to pay in full to the Swingline Lender the principal amount of each Swingline Borrowing (together with accrued and unpaid interest thereon as provided herein) on the Swingline Termination Date.
           Section 2.10. Evidence of Indebtedness.
               (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans, and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s applicable Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
                (b) At the request of any Lender (including the Swingline Lender) at any time, each of the Borrowers agrees that it will execute and deliver to such Lender an applicable Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, in each case payable to the order of such Lender.
           Section 2.11. Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s applicable Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the applicable Borrower(s) shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of (x) any Eurodollar Loan shall be in an amount of at least $1,000,000 and any larger multiple of $100,000, (y) any Base Rate Borrowing shall be in an amount of at least $1,000,000 and any larger multiple of $100,000, and (z) any Swingline Loan shall be in an amount that would be permitted in the case of a Swingline Loan pursuant to Section 2.5. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
           Section 2.12. Mandatory Prepayments and Commitment Reductions.
               (a) If at any time the ESI Credit Exposure of all ESI Lenders exceeds the Aggregate ESI Commitment Amount, the Parent Borrower shall immediately repay Swingline Loans and ESI Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. If at any time the Bay Gas Credit Exposure of all Bay Gas Lenders exceeds the Aggregate Bay Gas Commitment Amount, the Subsidiary Borrower shall immediately repay Bay Gas Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment of a Borrowing shall be applied ratably to the respective Base Rate Loans to the full extent thereof, and finally to respective Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all outstanding Swingline Loans and ESI Revolving Loans, the ESI Credit Exposure of all ESI Lenders exceeds the Aggregate ESI Commitment Amount, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the ESI Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the Aggregate ESI LC Exposure and any other remaining Obligations. If after giving effect to prepayment of all Bay Gas Revolving Loans, the Bay Gas Credit Exposure of all Bay Gas Lenders exceeds the Aggregate Bay Gas Commitment Amount, the Subsidiary Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Bay Gas Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees there are to be held as collateral for the Aggregate Bay Gas LC Exposure and any other remaining Obligations. Such accounts shall be administered in accordance with Section 2.23(g) hereof.
               (b) Subject to Section 2.12(d), in the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or its respective Subsidiaries in respect of any Debt Issuance or Equity Issuance, such Borrower shall, within five (5) Business Days after such Net Proceeds are received, make and apply the payments as described in Section 2.12(h) below, in an aggregate amount equal to (i) in the case of any Debt Issuance, one hundred percent (100%) of such Net Proceeds, and (ii) in the case of any Equity Issuance, fifty percent (50%) of such Net Proceeds; provided, however, that if the Parent Borrower shall deliver, within such five (5) Business Days, to the Administrative Agent a certificate of the Parent Borrower to the effect that the Parent Borrower and its Subsidiaries intend to apply the Net Proceeds from such Equity Issuance (or a portion thereof as specified in such certificate) within 180 days after receipt of such Net Proceeds, as an investment in the Subsidiary Borrower, and certifying that no Default or Event of Default has occurred and is then continuing, then in each such case no payment shall be required pursuant to this Section 2.12(b) in respect of such Net Proceeds from such Equity Issuance (or the portion of such Net Proceeds specified in such certificate, if applicable); provided, further, that if by the end of any such 180-day period, any such Net Proceeds therefrom shall not have been so applied, the payments described in Section 2.12(h) below shall be required at such time in an amount equal to such Net Proceeds not so applied.
               (c) Subject to Section 2.12(d), in the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or its respective Subsidiaries in respect of any Asset Sale, such Borrower shall, within five (5) Business Days after such Net Proceeds are received, make and apply the payments as described in Section 2.12(h) below, in an aggregate amount equal to such Net Proceeds; provided, however, that if the Parent Borrower shall deliver, within such five (5) Business Days, to the Administrative Agent a certificate of the Parent Borrower to the effect that the Parent Borrower and its Subsidiaries intend to apply the Net Proceeds from such Asset Sale (or a portion thereof as specified in such certificate) within 180 days after receipt of such Net Proceeds, to purchase replacement assets for use in the operations of the Parent Borrower and its Subsidiaries, and certifying that no Default or Event of Default has occurred and is then continuing, then in each such case no payment shall be required pursuant to this Section 2.12(c) in respect of such Net Proceeds from such Asset Sale (or the portion of such Net Proceeds specified in such certificate, if applicable); provided, further, that if by the end of any such 180-day period, any such Net Proceeds therefrom have not been so applied, the payments described in Section 2.12(h) below shall be required at such time in an amount equal to such Net Proceeds not so applied.
               (d) Notwithstanding the foregoing Sections 2.12(b) and (c), in connection with any Debt Issuance, Equity Issuance or Asset Sale (i) by Mobile Gas, no such mandatory prepayment shall be required to be made except to the extent that at the time of such Debt

Issuance, Equity Issuance or Asset Sale, Mobile Gas has outstanding Indebtedness owing to the Parent Borrower or another Subsidiary, or Mobile Gas would not otherwise be restricted from paying such amounts to the Parent Borrower or another Subsidiary by law or the rules, regulations, tariffs or orders of the Alabama Public Service Commission, or (ii) by MH LLC or MHAC LLC, no such mandatory prepayment shall be required to be made except to the extent that all or any portion of the Net Proceeds thereof are distributed or otherwise paid to EnergySouth Midstream, the Parent Borrower or any other Subsidiary of the Parent Borrower other than MH LLC or MHAC LLC.
               (e) Immediately upon the occurrence of any Debt Issuance, Equity Issuance or Asset Sale requiring a prepayment hereunder in respect of the ESI Credit Facility, the Aggregate ESI Commitments shall automatically be reduced by a total amount equal to the maximum aggregate principal prepayments required to be made pursuant to this Section 2.12 in respect of such Debt Issuance, Equity Issuance or Asset Sale, or that would be required to be made in respect of such Debt Issuance, Equity Issuance or Asset Sale pursuant to this Section 2.12 if there were ESI Revolving Loans outstanding at such time in excess of such maximum required amount, except that no such automatic reduction in the Aggregate ESI Commitments shall be made with respect to mandatory prepayments made pursuant to Section 2.12(d) as a result of any Debt Issuance by Mobile Gas. The total amount of such reductions shall be allocated on a pro rata basis among the respective amounts of the ESI Commitments then in effect.
               (f) Immediately upon the occurrence of any Debt Issuance, Equity Issuance, or Asset Sale requiring a prepayment hereunder in respect of the Bay Gas Credit Facility, the Aggregate Bay Gas Commitments shall automatically be reduced by a total amount equal to the maximum aggregate principal prepayment required to be made pursuant to this Section 2.12 in respect of such Debt Issuance, Equity Issuance or Asset Sale, or that would be required to be made in respect of such Debt Issuance, Equity Issuance or Asset Sale pursuant to this Section 2.12 if there were Bay Gas Revolving Loans outstanding at such time in excess of such maximum required amount, except at no such automatic reduction in the Aggregate Bay Gas Commitments shall be made with respect to mandatory prepayments made pursuant to Section 2.12(d) as a result of any Debt Issuance by Mobile Gas. The total amount of such reduction shall be allocated on a pro rata basis among the respective amounts of the Bay Gas Commitments then in effect.
               (g) The Parent Borrower shall give written notice (or telephonic notice promptly confirmed in writing) of any prepayment required by this Section 2.12 to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 12:00 noon not less than three (3) Business Days prior to the date of any prepayment, and (ii) in the case of prepayment of any Base Rate Borrowing, 12:00 noon not less than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share, if any, of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid as provided in Section 2.12(i) below.

               (h) (1) Payments required by Section 2.12(b) or (c) as a result of receipt of Net Proceeds from any Debt Issuance, Equity Issuance or Asset Sale by the Subsidiary Borrower shall be paid and applied to the Bay Gas Credit Facility first against any outstanding Bay Gas Revolving Loans (with Base Rate Loans to be paid in full prior to payment of Eurodollar Loans), and the balance, if any, shall be paid and deposited into an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Bay Gas Lenders, to be held as collateral for the Aggregate Bay Gas LC Exposure and all other Obligations in respect of the Bay Gas Credit Facility. Such account shall be administered in accordance with Section 2.23(g) hereof.
               (2) Payments required by Section 2.12(b), (c) or (d) as a result of receipt of Net Proceeds from any Debt Issuance, Equity Issuance or Asset Sale by the Parent Borrower or any of its Subsidiaries (other than the Subsidiary Borrower) shall be allocated pro rata between the ESI Credit Facility and the Bay Gas Credit Facility based on the respective amounts of the Aggregate ESI Credit Exposure and the Aggregate Bay Gas Credit Exposure at such time. Amounts so allocated to the Bay Gas Credit Facility shall be paid and applied as provided in clause (1) above. Amounts so allocated to the ESI Credit Facility shall be paid and applied first against any outstanding Swingline Loans and ESI Revolving Loans (with Base Rate Loans to be paid in full prior to Eurodollar Loans), and the balance, if any, shall be paid and deposited into an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the ESI Lenders, to be held as collateral for the Aggregate ESI LC Exposure and all other Obligations in respect of the ESI Credit Facility. Such account shall be administered in accordance with Section 2.23(g) hereof.
               (i) The Borrowers agree to pay all accrued and unpaid interest on all amounts prepaid pursuant to the requirements of this Section 2.12, together with any amounts due in respect of such prepayment pursuant to Section 2.19.
           Section 2.13. Interest on Loans.
               (a) The applicable Borrower(s) shall pay interest on each Revolving Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Revolving Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
               (b) The Parent Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
               (c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus the Applicable Margin and an additional 2% per annum.

               (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Commitment Termination Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on each Swingline Loan shall be payable quarterly in arrears on the last day of each March, June, September and December, and on the Swingline Termination Date, as the case may be. All Default Interest shall be payable on demand.
               (e) The Administrative Agent shall determine each interest rate applicable to all Loans hereunder and shall promptly notify the Parent Borrower and the applicable Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
           Section 2.14. Fees.
               (a) The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed in writing by the Parent Borrower and the Administrative Agent.
               (b) The Parent Borrower agrees to pay to the Administrative Agent for the account of each ESI Lender a Commitment fee, which shall accrue at the Applicable Percentage per annum (determined in accordance with Schedule 1.1-A and calculated on a daily basis) on the daily total amount of the unused ESI Commitment of such ESI Lender during the ESI Availability Period. Accrued ESI Commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the ESI Commitment Termination Date, commencing on the first such date after the Closing Date. For purposes of computing ESI Commitment fees, the ESI Commitment of each ESI Lender shall be deemed used to the extent of the outstanding ESI Revolving Loans and ESI LC Exposure, but not Swingline Exposure, of such ESI Lender.
               (c) Each of the Subsidiary Borrower (with respect to the Bay Gas LC) and the Parent Borrower (with respect to the ESI LCs) agrees to pay (i) to the Administrative Agent, for the account of each applicable Lender, a Letter of Credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Percentage per annum then in effect for the Letters of Credit (determined in accordance with the Applicable Percentage shown for the Letters of Credit on Schedule 1.1-A and calculated on a daily basis) on the daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the ESI Commitment Termination Date or Bay Gas Commitment Termination Date, as the case may be), and (ii) to the Issuing Bank for its own account, the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided, however, that while an Event of Default exists or after acceleration, the Borrowers shall pay an additional 2% per annum in respect of the Letter of Credit fees described in clause (i) above. Accrued fees pursuant to this Section 2.14(c) shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the ESI Commitment Termination Date or Bay Gas Commitment Termination Date, as the case may be (and if later, the date that all issued and outstanding Letters of Credit have expired or been drawn in full), except that accrued fees during any Event of Default or after acceleration shall be payable on demand.
           Section 2.15. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed); provided, that all Base Rate Loans and Swingline Rate Loans shall bear interest computed on the basis of a year of 365 days (or 366 days, as applicable). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
           Section 2.16. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
     (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Parent Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Parent Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.
           Section 2.17. Illegality. If any Change in Law shall make in unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Parent Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
           Section 2.18. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or on the Issuing Bank or the Eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Parent Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Parent Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within ten (10) days after the Parent Borrower’s receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.
          Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the applicable Borrower(s) to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the applicable Borrower(s) failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Parent Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
          Section 2.20. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower(s) shall make such deductions and (iii) the applicable Borrower(s) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrowers to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Parent Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of any Borrower within the meaning of

Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to any Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Parent Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
          Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.19 or 2.20, or otherwise) prior to 12:00 noon (Atlanta, Georgia time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars and may be made via automated debit of Borrowers’ checking accounts with the Administrative Agent or via wire transfer.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest and fees then due hereunder with respect to either the ESI Credit Facility or the Bay Gas Credit Facility, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder with respect to such Credit Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder with respect to such Credit Facility, ratably among the parties entitled thereto in accordance with the amounts of principal of the Loans and unreimbursed LC Disbursements then due to such parties. Notwithstanding the foregoing, any amounts received in connection with any exercise of remedies as contemplated by Section 8.2 shall be applied as set forth therein.

          (c) If any Lender shall, with respect to either the ESI Credit Facility or the Bay Gas Credit Facility, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment with respect to such Credit Facility of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender with respect to such Credit Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders in such Credit Facility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders with respect to such Credit Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.21(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.21(c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or the Issuing Bank hereunder that the applicable Borrower(s) will not make such payment, the Administrative Agent may assume that the applicable Borrower(s) have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the applicable Borrower have not in fact made such payment, then each of such Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.6(b), 2.21(d), 2.23(d), (e), or (f), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          Section 2.22. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
          Section 2.23. Letters of Credit.
          (a) (i) During the ESI Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d) and (e), agrees to issue, at the request of the Parent Borrower, ESI LCs for the account of the Parent Borrower, in each case on the terms and conditions hereinafter set forth; provided, that (i) each ESI LC shall expire not later than the date that is five (5) Business Days prior to the ESI Commitment Termination Date; (ii) each ESI LC shall be in a stated amount of at least $100,000; and (iii) no ESI LC may be requested to be issued if, after giving effect to such issuance (A) the Aggregate ESI LC Exposure would exceed the ESI LC Commitment or (B) the Aggregate ESI LC Exposure plus the aggregate outstanding ESI Revolving Loans and Swingline Loans of all ESI Lenders would exceed the Aggregate ESI Commitment Amount then in effect. Upon the issuance of each ESI LC, each ESI Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such ESI LC equal to such ESI Lender’s applicable Pro Rata Share (in respect of the ESI Commitments) of the aggregate amount available to be drawn under such ESI LC. Each issuance of an ESI LC shall be deemed to utilize the ESI Commitment of each ESI Lender by an amount equal to the amount of such participation.
               (ii) The Issuing Bank, the Bay Gas Lenders, and the Borrowers acknowledge and agree that the Bay Gas LC has been issued and is outstanding as of the Closing Date, and shall for all purposes of this Agreement be deemed to have been issued pursuant to this Section 2.23. Each Bay Gas Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Bay Gas LC equal to such Bay Gas Lender’s applicable Pro Rata Share (in respect of the Bay Gas Commitments) of the aggregate amount available to be drawn under such Bay Gas LC.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Parent Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance or other action specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit (a “Notice of LC Issuance”). In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Parent Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a), or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Parent Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to such LC Disbursement. The applicable Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing under a Letter of Credit issued for such Borrower’s account, without presentment, demand or other formalities of any kind. Unless the Parent Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the applicable Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Parent Borrower shall be deemed to have timely given for itself, in the case of each ESI LC, or for the Subsidiary Borrower, in the case of the Bay Gas LC, a Notice of Revolving Borrowing to the Administrative Agent requesting the applicable Lenders to make, on the date on which such drawing is honored in an exact amount due to the Issuing Bank, Base Rate Loans as part of a Bay Gas LC Borrowing (in the case of the Bay Gas LC) or Base Rate Loans as part of an ESI Revolving Borrowing (in the case of any ESI LCs); provided, that for purposes solely of any such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the applicable Lenders of such Borrowing in accordance with Section 2.3, and each applicable Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each applicable Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.23(a) in an amount equal to its applicable Pro Rata Share (in respect of the applicable Commitments) of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each applicable Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the applicable Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by any Borrowers or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit, or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each applicable Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its applicable Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.23 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank by the second Business Day after such due date, then such Lender shall be obligated to pay interest on such amount thereafter at the Default Rate.
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower (with respect to any outstanding ESI LCs) and the Subsidiary Borrower (with respect to the Bay Gas LC) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the applicable Lenders, an amount in cash equal to the respective LC Exposures of the applicable Lenders in respect of such Letters of Credit as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower or the Subsidiary Borrower described in clause (g), (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral in an interest bearing account (which account shall be chosen in the sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense) for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Each Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits on such investments shall accumulate in such account for the benefit of the applicable Borrower. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for the applicable LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the applicable Borrower under this Agreement and the other Loan Documents.
          (h) Each Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
     (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that appears on its face to be in substantial compliance with the terms of such Letter of Credit;
     (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder; or
     (vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (i) Unless otherwise expressly agreed by the Issuing Bank and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each direct pay and commercial Letter of Credit.
          (j) In addition to the provisions of this Section 2.23, certain obligations of the Subsidiary Borrower in respect of the Bay Gas LC and the terms and conditions relating thereto are set forth in the Bay Gas Supplemental LC Agreement, and to the extent the provisions of the Bay Gas LC and the Bay Gas Supplemental LC Agreement conflict with any provisions of this Section 2.23, the provisions of the Bay Gas LC and the Bay Gas Supplemental LC Agreement shall be deemed to be controlling over such conflicting provisions herein. Without limiting the foregoing, the Borrowers, the Bay Gas Lenders, and the Issuing Bank agree that (i) amounts constituting the “Interest Portion” or the “Principal Portion” of the “Credit Amount” of the Bay Gas LC that are reinstated pursuant to paragraph 10 or 11 of the Bay Gas LC shall simultaneously be reinstated under the Bay Gas Commitment, and (ii) unless the Issuing Bank and all of the Bay Gas Lenders have then agreed with the Borrowers to extend the Bay Gas Commitment Termination Date for a period of one year or longer, then at any time on or after July 1, 2011, the Issuing Bank may deliver written notice pursuant to paragraph 15 of the Bay Gas LC that the Issuing Bank does not intend to extend the current “Expiration Date” under the Bay Gas LC.

          (k) The outstanding principal amount of any Borrowing made pursuant to this Section 2.23 (together with accrued and unpaid interest thereon) shall be due and payable in full on the ESI Commitment Termination Date or the Bay Gas Commitment Termination Date, as the case may be.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
          Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or Regions Capital Markets.
          (b) The Administrative Agent (or its counsel) shall have received the following in form and substance satisfactory to the Administrative Agent and the Lenders:
     (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
     (ii) if requested by the applicable Lenders, the duly executed Revolving Credit Notes from the respective Borrowers payable to the respective Lenders and the Swingline Note from the Parent Borrower payable to the Swingline Lender;
     (iii) the duly executed Bay Gas Supplemental LC Agreement;
     (iv) the duly executed Parent Guarantee and Subsidiary Guarantee;
     (v) the duly executed Pledge Agreement, together with the original limited liability company certificates, partnership certificates (if any), and other similar instruments, and duly executed transfer powers, assignments, and endorsements relating to such certificates and other instruments, all as required to be delivered to the Administrative Agent by the terms of the Pledge Agreement, and further together with such Uniform Commercial Code financing statements and other filings and registrations deemed appropriate by the Administrative Agent to evidence and perfect the pledges and security interests granted by the Pledge Agreement;
     (vi) a duly executed certificate with respect to information regarding the Loan Parties deemed necessary by the Administrative Agent in order to determine the perfection and priority of the security interests being granted to the Administrative Agent in the Collateral, together with reports of recent Uniform Commercial Code, judgment and tax lien searches, in each relevant jurisdiction with respect to each of the Loan Parties, with such searches revealing no Liens on any of the assets of the Loan Parties or any unsatisfied judgments rendered against of the Loan Parties, except for Liens expressly permitted by the terms of this Agreement;
     (vii) a duly executed certificate, dated the Closing Date and signed by a Responsible Officer, as to the consummation of the acquisition of Mississippi Hub and related properties in all material respects in accordance with the terms of the Mississippi Hub Acquisition Documents, and attaching true and correct copies of all such Mississippi Hub Acquisition Documents and all related exhibits, schedules and annexes (which Mississippi Hub Acquisition Documents shall not have been altered, amended, or otherwise changed or supplemented, or any conditions therein waived, in any manner that would be adverse in any material respect to the Borrowers or their Subsidiaries or the Lenders);
     (viii) all governmental and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or, in the reasonable judgment of the Administrative Agent, desirable in connection with the Mississippi Hub Acquisition and the related financings and other transactions contemplated by the Mississippi Hub Acquisition Documents, and expiration of all applicable waiting periods without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on the Borrowers or their Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, or the law or regulation to be applicable, which in the judgment of the Administrative Agent could reasonably be expected to have such effect;
     (ix) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, partnership agreement, or comparable organizational documents, as applicable, and the resolutions of its board of directors, partners, managers, or other actions of its governing board or committee, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer or authorized representative of such Loan Party executing the Loan Documents to which it is a party;
     (x) certified copies of the articles or certificate of incorporation or formation, certificate of limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
     (xi) the favorable written opinion of Armbrecht Jackson LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

     (xii) a duly executed certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (b), (c) and (d) of Section 3.2;
     (xiii) a duly executed Notice of Borrowing and Notice of LC Issuance, as applicable;
     (xiv) a duly executed funds disbursement instruction letter, together with an attached schedule setting forth the uses of the proceeds of the initial Revolving Loans funded under this Agreement;
     (xv) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Parent Borrower, the Subsidiary Borrower, or any of their respective Subsidiaries, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect;
     (xvi) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) covering any of the insurable property maintained by the Parent Borrower, the Subsidiary Borrower, or any of their respective Subsidiaries and their businesses and operations;
     (xvii) copies of (A) the Parent Borrower’s unaudited annual financial statements for the Parent Borrower and its Subsidiaries for the Fiscal Year ended September 30, 2007, on a consolidated basis, and the Subsidiary Borrower’s unaudited annual financial statements for the Fiscal Year ended September 30, 2007, and (B) any such other financial information as the Administrative Agent may reasonably request;
     (xviii) a duly completed and executed certificate of the type described in Section 5.1(d) including calculations of the financial covenants set forth in Article VI as of September 30, 2007;
     (xix) certified copies of each debt instrument or agreement and material related documents for the Parent Borrower, the Subsidiary Borrower, or any of their respective Subsidiaries where the Indebtedness evidenced or governed by such instrument or agreement exceeds $5,000,000;
     (xx) the duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by the lenders and holders of the Refinanced Indebtedness, together with evidence satisfactory to the Administrative Agent that such Refinanced Indebtedness is being terminated, that all interest, fees and principal, accrued thereunder through the Closing Date will be paid in full, and that each lender or holder of such Refinanced Indebtedness has agreed to release any security interests held by it securing any such Refinanced Indebtedness;

     (xxi) payment in full of all outstanding Loans and all accrued interest, fees and expenses outstanding under the Original Credit Agreement as of the Closing Date (including any amounts due pursuant to Section 2.19 of the Original Credit Agreement in connection with such payment); and
     (xxii) such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders, as the case may be.
          Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) the Parent Borrower shall have delivered the required Notice of Borrowing or Notice of LC Issuance, as the case may be;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (c) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;
          (d) since the date of the most recent consolidated financial statements of the Parent Borrower described in Section 4.4 or Section 5.1, as the case may be, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
          (e) the Administrative Agent shall have received such other certificates, documents, information and legal opinions as may be reasonably requested by the Administrative Agent or the Required Lenders, in form and substance reasonably satisfactory to the Person(s) so requesting.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section 3.2.
          Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants to the Administrative Agent and each Lender as follows:
          Section 4.1. Existence; Power. Each of the Borrowers and their respective Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to transact business as a foreign organization in every jurisdiction set forth on Schedule 4.1, and the failure to be so qualified in any other jurisdiction could not reasonably be expected to have or cause a Material Adverse Effect, and (iii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and where the failure to be so licensed, authorized or approved could reasonably be expected to have or cause a Material Adverse Effect.
          Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner, or member action, as the case may be. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers and such Loan Parties (as the case may be), enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrowers of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party, and by each Loan Party of the Mississippi Hub Acquisition Documents to which it is a party, (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, (ii) will not violate any Requirement of Law applicable to any of the Loan Parties or any judgment, order or decree of any Governmental Authority, (iii) will not violate or result in a default under any indenture, mortgage, loan or credit agreement, financing agreement, lease, or any other material agreement or instrument binding on any of the Loan Parties or any of their assets or give rise to a right thereunder to require any payment to be made by any of the Loan Parties and (iv) will not result in the creation or imposition of any Lien on any assets of any of the Loan Parties except Liens (if any) created under the Loan Documents.
          Section 4.4. Financial Statements. The Parent Borrower has furnished to each Lender (i) the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at September 30, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited balance sheet of the Subsidiary Borrower as at September 30, 2007 and the related statements of income, partners’ equity and cash flows for the Fiscal Year then ended. Such financial statements present fairly in all material respects the financial condition of the Persons included in the respective financial statements as of such dates and the results of operations for such periods in conformity with GAAP consistently applied, except for the absence of footnotes and subject to any final year-end audit adjustments. None of the Borrowers or their respective Subsidiaries has any material contingent obligations or liabilities, or material liabilities for known taxes, long-term leases or unusual forward or long-term commitments that would be required by GAAP to be reflected in such financial statements or the notes thereto that are not so reflected in such financial statements or disclosed in writing to the Lenders prior to the Closing Date. Since September 30, 2007, there have been no changes with respect to the Parent Borrower and its Subsidiaries, or with respect to the Subsidiary Borrower, which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
          Section 4.5. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of their respective Subsidiaries (i) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) None of the Borrowers or their respective Subsidiaries (i) is in violation, breach or other non-compliance with any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval currently required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any current or prior unresolved claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability, (v) has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials, in any case in a manner contrary to any Environmental Laws, and (vi) has failed to maintain its buildings and real properties in compliance with applicable Environmental Laws, in any case in the preceding clauses (i) through (vi) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 4.6. Compliance with Laws and Agreements. Each of the Borrowers and their respective Subsidiaries is in compliance with (a) all applicable Requirements of Law and all judgments, decrees and orders of any Governmental Authority (including, without limitation, all applicable rules, regulations, tariffs and orders of the Alabama Public Service Commission), and (b) all indentures, mortgages, loan and credit agreements, financing agreements, leases and other material agreements and other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 4.7. Investment Company Act, Etc. None of the Borrowers or their respective Subsidiaries is (a) an “investment company”, or is “controlled” by an “investment company” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other Requirement of Law limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith (except, in the case of Mobile Gas, applicable requirements of the Alabama Public Service Commission).

          Section 4.8. Taxes. Each of the Borrowers and their respective Subsidiaries has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by it, and has paid all taxes shown to be due and payable on such returns and all assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary has set aside on its books adequate reserves. The charges, accruals and reserves on the books of each of the Borrowers and their respective Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
          Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U. None of the Borrowers nor their respective Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
          Section 4.10. ERISA.
          (a) Each of the Borrowers and their respective ERISA Affiliates has operated and administered each Plan in compliance in all material respects with all applicable Requirements of Law. None of the Borrowers or their respective ERISA Affiliates has incurred any liability pursuant to Title I or IV of ERISA (aside from ordinary claims for benefits under the Plans) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no ERISA Event has occurred or exists or is reasonably expected to occur or exist, where the liability pursuant to such Titles or penalty or excise tax provisions on ERISA Event would exceed, singly or in the aggregate, $5,000,000.
          (b) None of the Borrowers or their respective Subsidiaries sponsors or contributes to any Multi-employer Plan.
          (c) None of the Borrowers or their respective ERISA Affiliates has incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multi-employer Plans that, singly or in the aggregate, would exceed $5,000,000.
          Section 4.11. Ownership of Property; Insurance.
          (a) Each of the Borrowers and their respective Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent balance sheets referred to in Section 4.4 or purported to have been acquired by such Borrower or any such Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of each of the Borrowers and their respective Subsidiaries are valid and subsisting and are in full force and effect.

          (b) Each of the Borrowers and their respective Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by each Borrower and their respective Subsidiaries does not infringe in any material respect on the rights of any other Person.
          (c) The properties of the each of the Borrowers and their respective Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Subsidiary operates.
          Section 4.12. Disclosure. Each of the Borrowers has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which such Borrower or any of its respective Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, any reports required to be filed with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
          Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the either of the Borrowers or their respective Subsidiaries, or, to such Borrower’s knowledge, threatened against or affecting either of the Borrowers or their respective Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against either of the Borrowers or their respective Subsidiaries, or to such Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from either of the Borrowers or their respective Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Borrower or any such Subsidiary.
          Section 4.14. Existing Indebtedness. Schedule 4.14 sets forth a complete and correct list of all outstanding Material Indebtedness (excluding Refinanced Indebtedness) of the Borrowers and their respective Subsidiaries as of the Closing Date. Neither Borrower nor any such Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness where the principal amount thereof exceeds $500,000, and no other default, event of default or comparable event has occurred and is continuing under the terms of any instrument or other agreement evidencing or governing such Indebtedness that would permit (or that with the giving of any required notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          Section 4.15. Subsidiaries. Schedule 4.15 sets forth the name of, the ownership interests in, the jurisdiction of organization of, and the type of, each Subsidiary of the Parent

Borrower as of the Closing Date. All of the outstanding Capital Stock of each Subsidiary shown in Schedule 4.15 as being owned by the Parent Borrower or any Subsidiary has been validly issued, is fully paid and non-assessable, and is owned by the Parent Borrower or another Subsidiary, as the case may be, free and clear of any Lien (except as otherwise disclosed in Schedule 4.15).
          Section 4.16. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans and the issuance of all Letters of Credit under this Agreement, and the repayment of the Refinanced Indebtedness, none of the Loan Parties will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
          Section 4.17. Compliance with USA PATRIOT Act. Each of the Borrowers and their respective Subsidiaries is in compliance with (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001, as amended), and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive orders relating thereto. No part of the proceeds of the Borrowings will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          Section 4.18. Consummation of Mississippi Hub Acquisition. On the Closing Date, the Parent Borrower and its respective Subsidiary shall have consummated the Mississippi Hub Acquisition in all material respects in accordance with the terms of the Mississippi Hub Acquisition Documents, including all exhibits, schedules and annexes thereto, and none of such Mississippi Hub Acquisition Documents shall have been altered, amended or otherwise changed or supplemented, or any conditions therein waived, in any manner that would be adverse in any material respect to the Borrowers or their Subsidiaries or the Lenders, without the written consent of the Administrative Agent. All of the Mississippi Hub Acquisition Documents are in full force and effect as of the Closing Date.
          Section 4.19. Security Interests and Collateral. The Pledge Agreement creates valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are or will be, upon the filing of any and all necessary Uniform Commercial Code financing statements, currently perfected security interests and Liens, prior to all other security interests or other Liens that now exist or may hereafter be granted, created, or arise, whether by agreement, operation of law, or otherwise.

ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Letter of Credit is outstanding, or any Loan, LC Disbursement, fee, or other Obligation remains unpaid or outstanding:
          Section 5.1. Financial Statements and Other Information. The Parent Borrower will deliver to the Administrative Agent and each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent Borrower, a copy of the annual audit report for such Fiscal Year for (i) the Parent Borrower and its Subsidiaries, containing the audited consolidated and unaudited consolidating balance sheets of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated and unaudited consolidating statements of income, stockholders’ equity, and cash flows (together with all footnotes thereto) of the Parent Borrower and its Subsidiaries for such Fiscal Year, and (ii) the Subsidiary Borrower, containing the audited balance sheet of the Subsidiary Borrower as at the end of such Fiscal Year and the related audited statements of income, partners’ equity, and cash flows (together with all footnotes thereto) of the Subsidiary Borrower for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent Borrower and its Subsidiaries, or the Subsidiary Borrower, as the case may be, for such Fiscal Year on a consolidated or consolidating basis, as applicable, in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Parent Borrower, (i) the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income, stockholders’ equity, and cash flows of the Parent Borrower and its Subsidiaries for such fiscal quarter and the then-elapsed portion of such Fiscal Year, and (ii) the unaudited balance sheet of the Subsidiary Borrower as at the end of such fiscal quarter and the related unaudited statements of income, partners’ equity, and cash flows of the Subsidiary Borrower for such fiscal quarter and the then-elapsed portion of such Fiscal Year, in each case setting forth in the case of each balance sheet in comparative form the figures as at the end of the corresponding quarter for the previous Fiscal Year and, in the case of the statements of income, stockholders’ or partners’ equity, and cash flows in comparative form the figures for the corresponding portion of the previous Fiscal Year, all certified by the chief financial officer or treasurer of the Parent Borrower or the Subsidiary Borrower, as the case may be, as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries or the Subsidiary Borrower, as the case may be, on a consolidated or consolidating basis, as applicable, in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) as soon as available and in any event within 30 days after the end of each calendar month (other than a calendar month that is the last month in a fiscal quarter of the Parent Borrower) during the first 12 full calendar months following the Closing Date, (i) the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its Subsidiaries as at the end of such calendar month and the related unaudited consolidated and consolidating statements of income, stockholders’ equity, and cash flows of the Parent Borrower and its Subsidiaries for such calendar month and for the 12 calendar month period then ending, and (ii) the unaudited balance sheet of the Subsidiary Borrower as at the end of such calendar month and the related unaudited statements of income, partners’ equity, and cash flows of the Subsidiary Borrower for such calendar month and for the 12 calendar month period then ending, in each case as certified by the chief financial officer or treasurer of the Parent Borrower or the Subsidiary Borrower, as the case may be, as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries or the Subsidiary Borrower, as the case may be, on a consolidated and consolidating basis, as applicable, in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
          (d) concurrently with the delivery of the financial statements referred to in clauses (a), (b) and (c) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the covenants set forth in Article VI and Sections 7.1 and 7.2, and (iii) stating whether any change in GAAP or the application thereof has occurred since September 30, 2007 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (f) as soon as available and in any event within 30 days after the beginning of each Fiscal Year, projected consolidated and consolidating balance sheets and related statements of projected income and cash flows for a five-year period for the Parent Borrower and the Subsidiary Borrower and, promptly when available, any material revisions of such projections that have been approved by senior management of the Parent Borrower or the Subsidiary Borrower, as the case may be, except to the extent waived by the Administrative Agent;
          (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other filings made with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said

Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be; and
          (h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of either of the Borrowers or their respective Subsidiaries as the Administrative Agent or any Lender may reasonably request.
          Section 5.2. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of either of the Borrowers, affecting either of the Borrowers or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which either of the Borrowers or any of their respective Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of either of the Borrowers or any of their respective Subsidiaries in an aggregate amount exceeding $5,000,000;
          (e) the occurrence of any default or event of default, or the receipt by either of the Borrowers or any of their respective Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of such Borrower or Subsidiary; and
          (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.3. Existence; Conduct of Business. Each Borrower will, and will cause each of its respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

          Section 5.4. Compliance with Contractual Obligations, Laws, Etc. Each Borrower will, and will cause each of its respective Subsidiaries to, comply with all of their respective Contractual Obligations and all Requirements of Law and judgments, orders and decrees of all Governmental Authorities (including, without limitation, all Environmental Laws, ERISA and all regulations and rules promulgated thereunder and all minimum funding obligations in respect of their respective Plans, and all regulations, rules, tariffs, and orders of the Alabama Public Service Commission applicable to the Borrowers or any of their respective Subsidiaries and their respective operations), except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.5. Payment of Taxes and Other Obligations. Each Borrower will, and will cause each of its respective Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including, without limitation, all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     Section 5.6. Books and Records. Each Borrower will, and will cause each of its respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent Borrower in conformity with GAAP.
     Section 5.7. Visitation, Inspection, Etc. Each Borrower will, and will cause each of its respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Parent Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Administrative Agent and, at any time after the occurrence and during the continuance of a Default or an Event of Default, any Lenders in connection with any such visit, inspection, audit, examination and discussions shall be borne by the Borrowers.
     Section 5.8. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its respective Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its respective Subsidiaries, against losses, damages and liabilities of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
     Section 5.9. Use of Proceeds and Letters of Credit. The Parent Borrower will use the proceeds of the Revolving Loans made to it on the Closing Date to refinance the Refinanced Indebtedness and to pay amounts due in respect of the Mississippi Hub Acquisition (in an amount not to exceed $85,750,000), and thereafter to finance working capital needs, capital expenditures, to support the issuance of ESI LCs, and for other general business purposes of the Parent Borrower and its Subsidiaries; provided, however, that no proceeds of such Loans to the Parent Borrower shall be used, directly or indirectly, to repay any LC Disbursements in respect of the Bay Gas LC or to repay or refinance any Bay Gas LC Borrowing. The Subsidiary Borrower will use the proceeds of any Revolving Loans made to it solely for the purpose of repaying any LC Disbursements made in respect of the Bay Gas LC. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
          Section 5.10. Additional Loan Parties. If any Subsidiary is acquired or formed after the Closing Date by any of the Loan Parties (excluding MHAC LLC and MH LLC), the Parent Borrower will, within ten days after such Subsidiary is acquired or formed, (i) notify the Administrative Agent promptly thereof, (ii) cause such Subsidiary so acquired or formed to become a Loan Party by executing the Subsidiary Guarantee Supplement in the form attached to the Subsidiary Guarantee, (iii) deliver simultaneously with such Supplement such certified copies of its articles or certificate of incorporation or other registered organizational documents, bylaws, resolutions, and good standing certificates, (iv) deliver simultaneously with such Supplement, such share, membership, or partnership certificates, transfer powers executed in blank, Uniform Commercial Code financing statements, and other filings or registrations deemed to be appropriate by the Administrative Agent to evidence and perfect the pledges and security interests granted in shares, membership interests or partnership interests, as the case may be, of such Subsidiary, and (v) cause such Subsidiary so acquired or formed to execute and deliver all of the documents and take all other actions as may be reasonably requested by the Administrative Agent to give effect to the provisions of this Section 5.10.
ARTICLE VI
FINANCIAL COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder, or any Letter of Credit is outstanding, or any Loan, LC Disbursement, fee, or other Obligation remains unpaid or outstanding:
          Section 6.1. Leverage Ratio. The Parent Borrower and its Subsidiaries will maintain a Leverage Ratio not greater than the maximum ratio set forth below during the period indicated, with such Leverage Ratio to be determined (i) as of the last day of each calendar month, in each case for the twelve calendar month period then ending, for the first twelve full calendar months following the Closing Date, and (ii) as of the end of each fiscal quarter of the Parent Borrower, in each case for the four fiscal quarter period then ending, commencing with the fiscal quarter ending December 31, 2008, and each fiscal quarter thereafter:

Periods Ending	Maximum Ratio
9-30-07 through 5-31-08	5.75:1.00

6-30-08 through 8-31-08	5:50:1.00

9-30-08 through 11-30-08	5:25:1.00

12-31-08 and thereafter	5.00:1.00

          Section 6.2. Interest Coverage Ratio. The Parent Borrower and its Subsidiaries will maintain an Interest Coverage Ratio greater than 2.00:1.00, with such Interest Coverage Ratio to be determined (i) as of the last day of each calendar month, in each case for the twelve calendar month period then ending, for the first twelve full calendar months following the Closing Date, and (ii) as of the end of each fiscal quarter of the Parent Borrower, in each case for the four fiscal quarter period then ending, commencing with the fiscal quarter ending December 31, 2008, and each fiscal quarter thereafter.
          Section 6.3. Minimum Adjusted Stockholders’ Equity. The Parent Borrower shall maintain, on a consolidated basis, a total amount of Consolidated Adjusted Stockholders’ Equity at all times during each Fiscal Year, not less than the amount shown for such Fiscal Year below:

Fiscal Year	Minimum Amount
2007	$90,000,000
2008	95,000,000
2009	100,000,000
2010	105,000,000
2011	110,000,000
2012	115,000,000
ARTICLE VII
NEGATIVE COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder, or any Letter of Credit is outstanding, or any Loan, LC Disbursement, fee, or other Obligation remains unpaid or outstanding:
          Section 7.1. Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness existing on the date hereof and set forth on Schedule 4.14 and all extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof (measured as of the Closing Date);
          (c) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction, expansion, renovation or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets if secured by a Lien on any such assets prior to the acquisition thereof and not granted in contemplation thereof, provided, that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, expansion, renovation or improvements, (ii) any Liens securing such Indebtedness satisfy the requirements set forth in Section 7.2(c), and (iii) such Indebtedness does not exceed an aggregate amount of $5,000,000 at any time outstanding; together with all extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (d) Indebtedness of any Subsidiary owing to the Parent Borrower;
          (e) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary otherwise permitted by this Section 7.1 (other than clauses (h) and (i) below);
          (f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 outstanding at any time;
          (g) Hedging Obligations permitted by Section 7.9;
          (h) Indebtedness incurred or assumed after the Closing Date by Mobile Gas pursuant to the Mobile Gas Indenture, provided that the proceeds of such Indebtedness are used to repay Indebtedness owing to the Parent Borrower and, to the extent required by Section 2.12(d), used by the Parent Borrower to make any mandatory prepayments as provided therein;
          (i) Indebtedness incurred by MHAC LLC or MH LLC to fund capital expenditures and related expenses for development of the underground salt dome caverns and related facilities of Mississippi Hub for storage of natural gas, provided that such Indebtedness is not Guaranteed by, or otherwise with recourse to, the Parent Borrower or any other Subsidiaries of the Parent Borrower; and
          (j) other unsecured Indebtedness of the Borrowers and their respective Subsidiaries, provided that (x) after giving effect to such Indebtedness and on a pro forma basis, the Parent Borrower shall be in compliance with the financial covenants set forth in Article VI, and (y) the aggregate principal amount of Indebtedness of all Subsidiaries of the Parent Borrower permitted by this clause (j) shall not exceed $10,000,000 at any time outstanding.

          Section 7.2. Negative Pledge. Neither Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
          (a) Permitted Encumbrances;
          (b) any Liens on any property or asset of either of the Borrowers or any of their respective Subsidiaries existing on the Closing Date (including, without limitation, Liens on any after-acquired or subsequently arising properties or assets as described on Schedule 7.2) as set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of such Borrower or such Subsidiary;
          (c) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction, expansion, renovation or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction, expansion, renovation or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition or completion of the construction, expansion, renovation or improvement thereof; (iii) such Lien does not extend to any other asset (except that, in the case of any expansion, renovation or improvement of an existing facility involving fixed or capital assets that will become a part of a related property or other assets comprising such facility, such Lien may extend to such related property or other assets); and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (d) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of either Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into either of the Borrowers or any of their respective Subsidiaries or (iii) existing on any asset prior to the acquisition thereof by either of the Borrowers or any of their respective Subsidiaries; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
          (e) extensions, renewals, or replacements of any Lien referred to in clauses (a) through (d) and clause (g) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
          (f) Liens securing payments in lieu of taxes in connection with tax abatement programs offered through industrial development agencies of Governmental Authorities, provided that, such Lien shall apply only to those assets of any facility of either Borrower or any Subsidiary that qualifies for participation in such program;
          (g) Liens granted on assets of Mobile Gas pursuant to the Mobile Gas Indenture, to the extent such secured Indebtedness is permitted by Section 7.1(h);

          (h) Liens granted on assets of MHAC LLC and MH LLC to secure the Indebtedness permitted by Section 7.1(i); and
          (i) Liens granted pursuant to the terms of any Loan Documents.
          Section 7.3. Fundamental Changes.
          (a) Neither Borrower will, nor will it permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, the Parent Borrower would be in compliance on a pro forma basis with the financial covenants set forth in Article VI and no Default or Event of Default shall have occurred and be continuing, (i) the Parent Borrower may merge with a Person if the Parent Borrower is the surviving Person, (ii) the Subsidiary Borrower may merge with another Person if the Subsidiary Borrower is the surviving Person, (iii) any Subsidiary may merge with a wholly owned Subsidiary of the Parent Borrower, (iv) any Subsidiary (other than the Subsidiary Borrower) may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Parent Borrower or a wholly owned Subsidiary of the Parent Borrower, (v) any such merger, consolidation or disposition may be effected with respect to the Parent Borrower’s ownership interests in the Subsidiary Borrower in order to convert the Subsidiary Borrower to a master limited partnership structure, (vi) MHAC LLC may merge with and into MH LLC, with MH LLC being the surviving Person in such merger, and (vii) any Subsidiary may liquidate or dissolve if (x) the assets of such Subsidiary are transferred to the Parent Borrower or a wholly owned Subsidiary of the Parent Borrower, and (y) the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders.
          (b) Neither Borrower will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by such Borrower and its respective Subsidiaries on the date hereof, and the business contemplated by Section 7.9, and businesses reasonably related thereto.
          Section 7.4. Transactions with Affiliates. Neither Borrower will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between and among the Borrowers and their respective wholly owned Subsidiaries not involving any other Affiliates, and (c) transactions between the Parent Borrower or any of its Subsidiaries and any non-wholly owned Subsidiaries with respect to overhead, employee compensation and other intercompany cost allocations, intercompany advance interest rates and charges, and charges for services actually rendered by employees, all in the ordinary course of business and substantially consistent with historical practices.

          Section 7.5. Restrictive Agreements. Neither Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (i) the ability of such Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (ii) the ability of any Subsidiary of such Borrower to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to such Borrower or any other Subsidiary of such Borrower, or to transfer any of its property or assets to such Borrower or any Subsidiary of such Borrower; provided, that (A) the foregoing shall not apply to restrictions or conditions imposed by law, by this Agreement or any other Loan Document, or by the Contractual Obligations described on Schedule 7.5; (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder; (C) the foregoing clause (i) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness (including, without limitation, after-acquired and subsequently arising property or assets securing such Indebtedness pursuant to the terms thereof); and (D) the foregoing clause (i) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          Section 7.6. Amendment of Material Documents. Without the prior written consent of the Required Lenders, neither Borrower will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights, obligations or liabilities in a manner materially adverse to the Borrowers and their respective Subsidiaries or the Lenders under its (i) articles or certificate of incorporation, bylaws, partnership agreement, or other organizational documents, (ii) the Bay Gas 2000 Indenture, the Bay Gas 2007 Indenture or the Bay Gas Loan Agreement, or the Mobile Gas Indenture, or (iii) the Mississippi Hub Acquisition Documents.
          Section 7.7. Mobile Gas. The Parent Borrower shall not convey, sell, assign, pledge, transfer or otherwise dispose of any interests in Mobile Gas or its Capital Stock.
          Section 7.8. Accounting Changes. Neither Borrower will, nor will it permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of any Borrower or of any Subsidiary, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Parent Borrower.
          Section 7.9. Hedging Transactions. Neither Borrower will, nor will it permit any of its Subsidiaries to, enter into any Hedging Transactions for speculative purposes or otherwise than in its ordinary course of business and, with respect to natural gas and other commodity trading and other hedging transactions, consistent with the business plan for such transactions and operations as provided to the Administrative Agent prior to the Closing Date.

ARTICLE VIII
EVENTS OF DEFAULT
           Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
          (a) (i) any Borrower shall fail on the ESI Commitment Termination Date or Bay Gas Commitment Termination Date, as the case may be, to pay any outstanding principal of any Loan made to it or any reimbursement obligation for any LC Disbursement made for its account and required to be paid by such date; or (ii) any Borrower shall fail to pay any other principal amount of any Loan or any other reimbursement obligation in respect of any LC Disbursement, in any case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise, and such failure shall continue unremedied for a period of two (2) Business Days; or
          (b) any Borrower shall fail to pay any interest on any Loan made to it or any fee or any other amount (other than an amount payable under Section 8.1(a)) payable by it under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or
          (c) any representation or warranty made or deemed made by or on behalf of either Borrower in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by either Borrower or any representative of either Borrower pursuant to or in connection with this Agreement or any other Loan Document, shall prove to be incorrect in any material respect when made or deemed made or submitted; or
          (d) (i) either Borrower shall fail to observe or perform any covenant or agreement contained (i) in Section 5.2(a) or 5.3 (with respect to such Borrower’s existence) or in Article VI or VII; or (ii) either Borrower shall fail to deliver or furnish any of the financial statements, certificates, notices or other documents or information as required by Section 5.1 or Sections 5.2(b) through (f), and such failure shall remain unremedied for five (5) Business Days after the earlier of (x) any Responsible Officer of either Borrower becoming aware of such failure, or (y) notice thereof having been given to the Parent Borrower by the Administrative Agent or any Lender; or
          (e) either Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Section 8.1(a), (b), (c) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of either Borrower becomes aware of such failure, or (ii)  notice thereof shall have been given to the Parent Borrower by the Administrative Agent or any Lender; or
           (f) (i) any of the Borrowers and their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, premium or interest on, or other amount due in respect of, any Indebtedness (other than Indebtedness hereunder and in respect of Hedging Transactions) having an aggregate outstanding amount greater than $5,000,000, when and as any such amount shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or (ii) there shall occur in respect of any Hedging Transactions of any of the Borrowers and their respective Subsidiaries an Early Termination Date (as defined in the agreements governing such Hedging Transactions) resulting from (A) any event of default as to which any such Borrower or Subsidiary is the Defaulting Party (as defined in such agreements), or (B) any Termination Event (as so defined) in respect of such Hedging Transactions as to which any such Borrower or Subsidiary is an Affected Party (as so defined) and, in either event, the Net Mark-to-Market Exposure(s) of the Borrowers and their respective Subsidiaries in respect of such Hedging Transactions at such time exceeds $5,000,000; or
          (g) either Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Borrower or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either of the Borrowers or any of their respective Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either of the Borrowers or any of their respective Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (i) either Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

          (j) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to any Borrowers and their respective ERISA Affiliates an aggregate amount exceeding $5,000,000; or
          (k) any judgments or orders for the payment of money in excess of $2,000,000 in the aggregate (but excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage) shall be rendered against any Borrowers and their respective Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be a period of 30 consecutive days during which stays of enforcement of such judgments or orders, by reason of pending appeals or otherwise, shall not be in effect; or
          (l) any non-monetary judgments or orders shall be rendered against any Borrowers and their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which stays of enforcement of such judgments or orders, by reason of pending appeals or otherwise, shall not be in effect; or
          (m) a Change in Control shall occur or exist; or
          (n) any provision of the Security Documents shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate any Security Document; or
          (o) any Event of Default shall occur under any other Loan Document; or
          (p) the Pledge Agreement shall cease to constitute a first priority pledge of, and perfected security interest in, the Collateral described therein; or
          (q) any “Event of Default” pursuant to the Mississippi Hub LLC Agreement shall have occurred and be continuing as a result of any action taken, or failed to be taken, by EnergySouth Midstream, Inc. or any of its Affiliates;
then, and in every such event (other than an event with respect to the Borrowers described in Section 8.1(g) or (h)) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all fees and other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) notify the Trustee under the Bay Gas 2007 Indenture as to the occurrence and continuance of such Event of Default and direct such Trustee to accelerate payment of the Bay Gas Bonds; and (iv) exercise all remedies contained in this Agreement or in any other Loan Document or otherwise available under applicable law; and that, if an Event of Default specified in either Section 8.1(g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
          Section 8.2. Application of Collections. After the exercise of remedies provided for in this Agreement or the other Loan Documents (or after the Loans have automatically become immediately due and payable and the Obligations with respect to outstanding Letters of Credit have automatically been required to be cash collateralized as set forth in Section 2.23(g)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (but with amounts received from the Subsidiary Borrower to be applied in such order only to those Obligations that are owing from the Subsidiary Borrower in respect of the Bay Gas Credit Facility as provided herein; all other amounts received on account of the Obligations shall be applied (i) in such order to the Obligations of all Loan Parties (including the Subsidiary Borrower), and (ii) within the categories designated as “Second”, “Third” and “Fourth” below, pro rata between the ESI Credit Facility and Bay Gas Credit Facility based on the respective amounts of the Aggregate ESI Credit Exposure and the Aggregate Bay Gas Credit Exposure then outstanding):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (applied first to Swingline Loans and then to Revolving Loans) and fees payable in respect of the outstanding Letters of Credit, ratably among the Lenders in proportion to their respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (applied first to Swingline Loans and then to Revolving Loans), reimbursement obligations with respect to LC Disbursements and for cash collateralization of outstanding Letters of Credit, and Hedging Obligations and Treasury Management Obligations, ratably among the Lenders (and, in the case of Hedging Obligations and Treasury Management Obligations, such Lenders’ Affiliates to which such Obligations are owing) in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of any remaining Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or to any other Persons lawfully entitled thereto, or as otherwise required by applicable law.

Amounts used for cash collateralization of the aggregate undrawn amount of any Letters of Credit pursuant to clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amounts remain on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Section 9.1. Appointment of Administrative Agent. (a) Each Lender irrevocably appoints Regions Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree, at the request of the Required Lenders, to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
          Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth in the Loan Documents, the Administrative

Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrowers or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for any Borrower) concerning all matters pertaining to such duties.
          Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
          Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
          Section 9.6. The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.
          Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval of the Parent Borrower (except that no such approval shall be required if a Default or Event of Default shall exist at such time). If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

          Section 9.8. Other Agents. All parties acknowledge and agree that any other Lender identified in this Agreement as acting in any agency capacity (such as syndication agent or documentation agent) shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of such agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such agents as it makes with respect to the Administrative Agent or any other Lender in this Article IX.
ARTICLE X
MISCELLANEOUS
          Section 10.1. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
Attention: Chief Financial Officer
Telecopy Number: (251) 478-5817

With a copy to:	EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
Attention: General Counsel
Telecopy Number: (251) 478-5817

To the Administrative Agent or Swingline Lender:	Regions Bank
3050 Peachtree Road NE, Suite 400
Atlanta, GA 30305
Attention: Adrienne Drummond
Telephone: (404) 279-7477
Telecopy Number: (404) 279-7474

With a copy to:	Regions Bank
106 St. Francis St.
Mobile, AL 36602
Attention: Edward Midyett
Telephone: (251) 690-1204
Telecopy Number: (251) 690-1003

To the Issuing Bank:	Regions Bank
International Department
417 N 20th Street
5th Floor, Suite 500
Birmingham, AL 35203
Attention: Ana Deason
Telephone: (205) 801-5780
Telecopy Number: (205) 801-5788

To any other Lender:	the address set forth in the Administrative Questionnaire
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent under Article II shall not be effective until actually received at its address specified in this Section 10.1.
          (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

          Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment or waiver shall: (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or (vi) release the Parent Borrower or limit the liability of any of the Loan Parties under the Parent Guarantee or Subsidiary Guarantee, or release all or any substantial portion of the Collateral, without the written consent of each Lender; provided, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

          Section 10.3. Expenses; Indemnification.
          (a) The Borrowers, jointly and severally, shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrowers, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (“Claims and Expenses”), which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of the following (each, an “Indemnity Proceeding”) (i) the execution or delivery of this Agreement, and Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary or any Environmental Liability related in any way to any Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) The Borrowers, jointly and severally, shall pay, and hold the Administrative Agent, the Issuing Bank, and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank, and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d) To the extent that the Borrowers fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s applicable Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (e) To the extent permitted by applicable law, neither Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect (including claims for lost profits or other consequential damages), or punitive damages (as opposed to actual direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
          (f) All amounts due under this Section shall be payable promptly after written demand therefor.
          Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of any Commitment of the assigning Lender and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of any Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be in an integral multiple of $1,000,000, and in the case of any assignment of any Commitment or any participation in Swingline Loans or Letters of Credit, unless each of the Administrative Agent, the Issuing Bank (in respect of Letters of Credit), and the Swingline Lender (in respect of Swingline Loans) otherwise consents, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and

Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from any further obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d).
          (c) The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register (i) shall be available for inspection by the Borrowers or any Lender at any reasonable time and upon reasonable prior notice, and (ii) shall be conclusive absent manifest error. The Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (d) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of any Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Swingline Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase any Commitment of such Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of such Lender to the extent affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of such Lender to the extent affected thereby, (iv) change Section

2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of such Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of such Lender; or (vi) release the Parent Borrower or limit the liability of any of the Loan Parties under the Parent Guarantee or the Subsidiary Guarantee, or release all or any substantial portion of the Collateral, without the written consent of such Lender. Subject to Section 10.4(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20(e) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.
          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against such Borrower or its properties in the courts of any jurisdiction.
          (c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in Section 10.5(b) and brought in any court referred to in Section 10.5(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
          Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of any Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Parent Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that (i) the failure to give such notice shall not affect the validity of such set-off and application, and (ii) such set-off shall be subject to Section 2.21(c).
          Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
          Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
          Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrowers or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Parent Borrower. Any Person required to maintain the confidentiality of any information as provided for in this

Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
          Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          Section 10.13. Parent Borrower as Agent. The Subsidiary Borrower hereby designates and appoints the Parent Borrower as its agent and attorney-in-fact to execute and deliver, on behalf of such Subsidiary Borrower, all notices required or permitted to be given to the Administrative Agent or the Lenders hereunder, including without limitation, all Notices of Revolving Borrowings, Notices of Conversion/Continuation, and all other notices as provided in Article II, and to receive on behalf of such Subsidiary Borrower all notices, demands, requests, and other communications from the Administrative Agent and any of the Lenders as required or permitted herein, and otherwise to execute and deliver on its behalf such other certificates, agreements, and other documents contemplated by this Agreement and the other Loan Documents as the Parent Borrower shall determine to be necessary or appropriate. The Subsidiary Borrower ratifies any and all such actions taken on its behalf by the Parent Borrower, and acknowledges and agrees that the Administrative Agent and the Lenders shall be entitled to rely upon all such actions taken by the Parent Borrower on its behalf for all purposes of this Agreement to the same extent, and with the same effect, as though such action had been taken directly by the Subsidiary Borrower. The foregoing designation and appointment of the Parent Borrower as the agent and attorney-in-fact for the Subsidiary Borrower is coupled with an interest and shall be irrevocable so long as this Agreement remains in effect or any of the Obligations shall remain unpaid.
          Section 10.14. USA PATRIOT Act Notice. Each Lender (for itself and not on behalf of any other party) hereby notifies each Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended), it is required to obtain, verify and record information that identifies such Borrower, which information includes the names and addresses of such Borrower and other information that will allow the Lender to identify such Borrower in accordance with such Act.
          Section 10.15. Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Original Credit Agreement and is not, and is not intended by the parties to be, a novation of the Original Credit Agreement. All rights and obligations of the parties to the Original Credit Agreement shall continue in effect, except as otherwise expressly provided herein. Without limiting the foregoing, no Default or Event of Default existing under the Original

Credit Agreement as of the Closing Date shall be deemed waived or cured by this amendment and restatement thereof. On the Closing Date, any and all Loans outstanding under the Original Credit Agreement, together with all accrued and unpaid interest, fees, and other expenses and amounts payable by the Borrowers under the Original Credit Agreement shall be paid in full to the “Administrative Agent”, the “Lenders” and the “Issuing Bank” under the Original Credit Agreement. The Commitments of the Lenders under this Agreement after giving effect to this amendment and restatement are set forth on Schedule 1.1-C hereto. On and after the Closing Date of this Agreement, all Loans shall be made by the Lenders under this Agreement in accordance with their respective Pro Rata Shares of the Commitments as in effect from time to time. All references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer to and mean this Amended and Restated Credit Agreement, as the same may be further amended, supplemented, and restated from time to time.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ENERGYSOUTH, INC., as the Parent Borrower

By	/s/ Charles P. Huffman

Name: Charles P. Huffman
Title: Executive Vice President and Chief Financial Officer

BAY GAS STORAGE COMPANY, LTD., as the Subsidiary Borrower

By:	EnergySouth Midstream, Inc., its sole general partner

	By	/s/ Charles P. Huffman

Name: Charles P. Huffman
Title: Executive Vice President and Chief Financial Officer
[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

REGIONS BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By	/s/ Edward Midyett Name: Edward Midyett
Title: Vice President

SUNTRUST BANK, as Syndication Agent and as a Lender

By	/s/ Sean Roche Name: Sean Roche
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Documentation Agent and as a Lender

By	/s/ Helen D. Davis Name: Helen D. Davis
Title: Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By	/s/ Jesus Serrano Name: Jesus Serrano
Title: Vice President